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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting material under Rule 14a-12


                        ANTEON INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):
[_]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)   Title of each class of securities to which transaction applies:   Common
          Stock, par value $0.01 per share of Anteon International Corporation ("Common Stock")
2)   Aggregate number of securities to which transaction applies:
          o     37,224,574 shares of Common Stock (as of December 9, 2005)
          o 1,962,783 shares of Common Stock underlying options to purchase Common Stock (as of December 9, 2005)
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          o the product of (i) 37,224,574 shares of Common Stock (as of December 9, 2005) and (ii) the merger consideration of $55.50 per share of Common Stock in cash; and

          o the product of (i) 1,962,783 shares of Common Stock, representing shares of Common Stock issuable upon exercise of options outstanding as of December 9, 2005 and (ii) the excess, if any, of the merger consideration of $55.50 per share over the exercise price per share of Common Stock subject to each such option.
4)   Proposed maximum aggregate value of transaction: $2,200,000,000
5)   Total fee paid: $235,400
     [_]  Fee paid previously with preliminary materials.
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)   Amount Previously Paid:____________________________________________________
2)   Form, Schedule or Registration Statement No.:______________________________
3)   Filing Party:
4)   Date Filed:_______________________________________________

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                                 [Company Logo]

January o, 2006


Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of Anteon International Corporation to be held on o, 2006 at 10:00 a.m. local time. The meeting will take place at o.

         At the special meeting, we will ask you to adopt the agreement and plan of merger, dated December 13, 2005, by and among General Dynamics Corporation, Avenger Acquisition Corporation, an indirect, wholly-owned subsidiary of General Dynamics Corporation, and Anteon International Corporation (the "merger agreement"), and approve the merger of Avenger Acquisition Corporation with and into Anteon International Corporation (the "merger") provided for in the merger agreement. If the merger is completed, each holder of shares of our common stock will be entitled to receive $55.50 in cash in exchange for each share of our common stock held, as more fully described in the enclosed proxy statement, and Anteon International Corporation will become an indirect, wholly-owned subsidiary of General Dynamics Corporation.

         At the specual meeting, we will also ask you to consider and vote upon a proposal to grant discretionary authority to the proxies to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

         After careful consideration, our board of directors approved the merger agreement and the merger and has declared the merger agreement and the merger advisable and in the best interests of Anteon International Corporation and our stockholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND FOR THE GRANTING OF DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE FOR ADJOURNMENT OF THE SPECIAL MEETING IN ORDER TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL.

         The merger agreement must be adopted and the merger approved by the affirmative vote of holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. If the merger agreement is adopted and the merger is approved, the merger agreement provides that the closing of the merger will occur no later than the second business day after the other conditions to the closing of the merger are satisfied or waived.

         The accompanying notice of special meeting of stockholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger and the merger agreement and additional information about the parties involved. We urge you to read carefully the enclosed proxy statement and the merger agreement, a copy of which is included in the proxy statement as EXHIBIT A and the opinion of Bear, Stearns & Co. Inc., a copy of which is included in the proxy statement as EXHIBIT B.

         Your vote is very important. Whether you plan to attend the special meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

                                         Sincerely,


                                         Joseph M. Kampf

                                         President and Chief Executive Officer

                        ANTEON INTERNATIONAL CORPORATION

                              3211 JERMANTOWN ROAD
                                    SUITE 700
                          FAIRFAX, VIRGINIA 22030-2801
                                 (703) 246-0200
                               -------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON o, 2006
                              --------------------

Dear Stockholder:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Anteon International Corporation will be held on o, 2006 at 10:00 a.m. local time. The meeting will take place at o, for the purpose of acting upon the following proposals:

         1. To consider and vote upon a proposal to adopt the agreement and plan of merger, dated December 13, 2005, by and among General Dynamics Corporation, Avenger Acquisition Corporation, an indirect, wholly-owned subsidiary of General Dynamics Corporation, and Anteon International Corporation (the "merger agreement"), including approval of the merger of Avenger Acquisition Corporation with and into Anteon International Corporation (the "merger"), pursuant to which each holder of shares of our common stock will be entitled to receive $55.50 in cash per share and Anteon International Corporation will survive the merger as an indirect, wholly-owned subsidiary of General Dynamics Corporation.

         2. To consider and vote upon a proposal to grant discretionary authority to the proxies to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

         3. To consider and act upon any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

         All holders of record of shares of our common stock as of the close of business on January o, 2006 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. If you do not plan to attend the meeting and vote your shares of common stock in person, please cast your vote by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

         Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy or by voting in person at the special meeting.

         Stockholders have the right to seek appraisal of their shares in connection with the merger. In order to exercise appraisal rights, stockholders must comply with the requirements of Delaware law as described under "The Merger--Appraisal Rights" in the accompanying proxy statement.

         AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DECLARED THE MERGER AGREEMENT AND THE MERGER ADVISABLE AND IN

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THE BEST INTERESTS OF ANTEON INTERNATIONAL CORPORATION AND OUR STOCKHOLDERS. OUR
BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER, FOR THE PROPOSAL TO GRANT
DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE FOR ADJOURNMENT OF THE SPECIAL MEETING IN ORDER TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL AND FOR THE AUTHORIZATION OF THE PROXIES TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         We encourage you to read this proxy statement carefully. If you have any questions or need assistance, please call our proxy solicitor o at o. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.anteon.com.

         This notice and proxy statement was first mailed to stockholders on or about January o, 2006.

                                        By Order of the Board of Directors


                                        Curtis L. Schehr

                                        Secretary


January o, 2006

         IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY ALSO SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY PHONE. DETAILS ARE OUTLINED IN THE ENCLOSED PROXY CARD. IF YOU HOLD YOUR SHARES THROUGH A BROKER, DEALER, TRUSTEE, BANK OR OTHER NOMINEE, YOU MAY BE ALSO ABLE TO SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS YOUR BROKER, DEALER, TRUSTEE, BANK OR OTHER NOMINEE PROVIDES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU WISH TO DO SO. PLEASE NOTE THAT IF YOU EXECUTE MULTIPLE PROXIES, THE LAST PROXY YOU EXECUTE REVOKES ALL PREVIOUS PROXIES.

         BEFORE ENTERING THE MEETING ATTENDEES MAY BE SUBJECT TO SECURITY INSPECTIONS. ALL MEETING ATTENDEES MAY BE ASKED TO PRESENT A VALID, GOVERNMENT-ISSUED PHOTO IDENTIFICATION (FEDERAL, STATE OR LOCAL), SUCH AS A DRIVER'S LICENSE OR PASSPORT, AND PROOF OF BENEFICIAL OWNERSHIP IF YOU HOLD YOUR SHARES THROUGH A BROKER, DEALER, TRUSTEE, BANK OR OTHER NOMINEE. VIDEO AND AUDIO RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.




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                                Table of Contents

SUMMARY........................................................................1

   The Parties (page o)........................................................1

   Market Price and Dividend Data (page o).....................................1

   The Special Meeting (page o)................................................1

   The Merger (page o).........................................................2

   Interests of Directors and Executive Officers in the Merger (page o)........2

   Bear Stearns Opinion (page o)...............................................3

   Merger Consideration (page o)...............................................3

   Stock Options; Restricted Stock Awards (page o).............................3

   Conditions to the Merger (page o)...........................................4

   Termination of the Merger Agreement (page o)................................4

   Termination Fee (page o)....................................................5

   Limitations on Considering Other Proposals (page o).........................5

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................6

THE SPECIAL MEETING...........................................................11

   The Proposals..............................................................11

   Record Date and Voting.....................................................11

   Required Vote..............................................................11

   Proxies; Revocation........................................................12

   Adjournments and Postponements.............................................13

   Householding of Proxy Materials............................................14

FORWARD LOOKING STATEMENTS....................................................14

THE PARTIES...................................................................15

   Anteon International Corporation...........................................15

   Avenger Acquisition Corporation............................................15

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   General Dynamics Corporation...............................................15

THE MERGER....................................................................16

   Background of The Merger...................................................16

   Anteon's Reasons for the Merger; Recommendation of the Board of Directors..19

   Fairness Opinion of Bear Stearns, & Co. Inc................................22

   Interests of Directors, Executive Officers and Certain other Persons in the Merger..............................................................28

   Delisting and Deregistration of Anteon Common Stock........................33

   Accounting Treatment.......................................................33

   Material United States Federal Income Tax Consequences of the Merger.......33

   Regulatory Approvals.......................................................35

   Amendment to Anteon's Rights Agreement.....................................35

   Appraisal Rights...........................................................35

THE MERGER AGREEMENT..........................................................39

   Form of the Merger.........................................................39

   Effective Time of the Merger...............................................39

   Directors and Officers.....................................................39

   Merger Consideration.......................................................39

   Payment Procedures.........................................................40

   Effect on Stock Options, Stock-Based Awards and Employee Stock
   Purchase Plan..............................................................40

   Representations and Warranties.............................................40

   Conduct of Business Pending the Merger.....................................43

   Other Proposals............................................................45

   Employee Benefits..........................................................47

   Other Covenants............................................................47

   Conditions to the Merger...................................................48

   Termination of the Merger Agreement........................................49

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

   Termination Fees...........................................................50

   Other Fees and Expenses....................................................51

   Amendment..................................................................51

MARKET PRICE DATA.............................................................51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................52

STOCKHOLDER PROPOSALS.........................................................55

OTHER MATTERS.................................................................55

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................56

EXHIBITS
         Exhibit A - Agreement and Plan of Merger............................A-1

         Exhibit B - Opinion of Bear Stearns & Co............................B-1

         Exhibit C - Section 262 of the Delaware General Corporation Law.....C-1



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


                                     SUMMARY

         THIS SUMMARY PRESENTS MATERIAL INFORMATION IN THIS PROXY STATEMENT RELATING TO THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT, WHICH WE REFER TO IN THIS PROXY STATEMENT AS THE "MERGER," AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER AND THE RELATED TRANSACTIONS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER, WHICH WE REFER TO IN THIS PROXY STATEMENT AS THE "MERGER AGREEMENT," DATED DECEMBER 13, 2005, BY AND AMONG GENERAL DYNAMICS CORPORATION WHICH WE REFER TO IN THIS PROXY STATEMENT AS "GENERAL DYNAMICS," AVENGER ACQUISITION CORPORATION, AN INDIRECT, WHOLLY-OWNED SUBSIDIARY OF GENERAL DYNAMICS, WHICH WE REFER TO IN THIS PROXY STATEMENT AS "MERGER SUB" AND ANTEON INTERNATIONAL CORPORATION, WHICH WE REFER TO IN THIS PROXY STATEMENT AS "WE," "US," "OUR" OR "ANTEON," YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH IT REFERS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT A AND INCORPORATED HEREIN BY REFERENCE. FOR INSTRUCTIONS ON OBTAINING MORE INFORMATION, SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION" ON PAGE O. THIS PROXY STATEMENT IS FIRST BEING MAILED ON OR ABOUT JANUARY O, 2006.

THE PARTIES (PAGE o)

    o Anteon International Corporation is a Delaware corporation with principal executive offices at 3211 Jermantown Road, Fairfax, Virginia 22030-2801. The telephone number for Anteon's executive offices is
         (703) 246-0200.

    o Avenger Acquisition Corporation is a Delaware corporation and an indirect, wholly-owned subsidiary of General Dynamics. The principal executive offices of Merger Sub are located at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513, and its telephone number is (703) 876-3000.

    o General Dynamics is a Delaware corporation with its principal executive offices located at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513, and its telephone number is (703) 876-3000.

MARKET PRICE AND DIVIDEND DATA (PAGE o)

    o Our common stock, par value $0.01 per share, which we refer to in this proxy statement as our "common stock," is listed on The New York Stock Exchange under the ticker symbol "ANT." On o, 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $o per share. The average daily closing price of our common stock over the 30-day trading period ended o, 2006 was $o per share.

THE SPECIAL MEETING (PAGE o)

    o The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated December 13, 2005, by and among Anteon, General Dynamics and Merger Sub and to approve the merger provided for in that agreement and to vote upon a proposal to grant discretionary authority to the proxies to vote for adjournment of the special meeting in order to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

    o The holders of record of our common stock as of the close of business on the record date, which was o, 2006, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were
         o shares of Anteon common stock outstanding.

    o The holders of a majority of the shares of Anteon common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

    o Completion of the merger requires the adoption of the merger agreement and approval of the merger provided for in that agreement by the affirmative vote of the holders of a majority of the outstanding shares of Anteon common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of Anteon common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the adoption of the merger agreement and the approval of the merger.

    o If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes present at the special meeting and entitled to vote on the adjournment proposal, in person or by proxy. If a quorum is present, failure to vote your shares (including as a result of broker non-votes) will have no effect on the outcome of the adjournment proposal. Abstentions will have the effect of a vote against the adjournment proposal. If a quorum is not present, broker non-votes will also have the effect of a vote against the adjournment proposal.

    o As of the record date, our executive officers and directors owned an aggregate of approximately o shares of our common stock, entitling them to exercise approximately o% of the voting power of Anteon common stock entitled to vote at the special meeting. We currently expect that the executive officers and directors of Anteon will vote in favor of the adoption of the merger agreement and the approval of the merger.

THE MERGER (PAGE o)

    o If the merger is completed, Merger Sub will be merged with and into Anteon with the result that Anteon will become a wholly-owned indirect subsidiary of General Dynamics. We sometimes use the term "surviving company" in this proxy statement to describe Anteon as the surviving entity following the merger.

    o The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time that we and General Dynamics specify in the certificate of merger.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE o)

    o Our directors and executive officers have financial interests in the merger that may be different from your interests as a stockholder. These interests include:

                - unvested stock options and restricted shares of Anteon common stock held by directors and executive officers will become fully vested immediately prior to the effective time of the merger and will be cancelled at the effective time of the merger in exchange for payments under the merger agreement;

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                -     certain of our executive officers and key members of
                      management are entitled to receive severance payments and benefits if their employment is terminated or adversely affected under certain circumstances following the merger; and

                - the merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger.

BEAR STEARNS OPINION (PAGE o)

    o Bear Stearns delivered a written opinion to our board of directors that, as of December 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration of $55.50 per share of our common stock is fair, from a financial point of view, to Anteon stockholders.

MERGER CONSIDERATION (PAGE o)

    o If the merger is completed, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger, which we refer to in this proxy time as the "effective time," (other than shares of common stock owned by Anteon, General Dynamics or Merger Sub or any of their respective subsidiaries and other than dissenting shares), together with any associated rights under Anteon's rights agreement, will be cancelled and automatically converted into the right to receive an amount in cash equal to $55.50, less any required withholding taxes and without interest.

STOCK OPTIONS; RESTRICTED STOCK AWARDS (PAGE o)

    o The merger agreement provides that each outstanding option to acquire shares of common stock of Anteon will become fully vested immediately prior to, and will be cancelled at, the effective time of the merger. Each option holder will have the right to receive, within five business days after the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the product of (1) the excess, if any, of $55.50 over the applicable exercise price per share of the option and (2) the number of shares of common stock of Anteon issuable upon exercise of the option (whether or not the option is vested or exercisable).

    o The merger agreement provides that all other stock-based awards outstanding immediately prior to the effective time (including restricted stock) will become fully vested by virtue of the merger and each holder of an award will have the right to receive, within five business days after the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the product of (1) $55.50 and (2) the number of shares subject to the award.

    o Under the merger agreement, each participant in the Anteon International Corporation Employee Stock Purchase Plan will receive for any option under the plan outstanding at the effective time of the merger, in lieu of any other consideration, within five business days of the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the sum of (1) $55.50 multiplied by the number of whole shares of the common stock of Anteon that would have been issued upon exercise of such options had they been exercised at the effective time of the merger and the

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

         participant had purchased the maximum number of shares using the full amount of his or her "contributions" (as defined under the plan) and
         (2) any such "contributions" that would not have been sufficient to purchase a whole share.

CONDITIONS TO THE MERGER (PAGE o)

    o Completion of the merger is subject to the satisfaction or waiver of a number of conditions, such as:

                - the affirmative vote of the holders of at least a majority of the outstanding shares of Anteon common stock entitled to vote at the special meeting to adopt the merger agreement and approve the merger;

                - there must be no order, decree, ruling, judgment or injunction by any governmental authority of competent jurisdiction making illegal or preventing the merger substantially on the terms contemplated in the merger agreement;

                - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to in this proxy statement as the "HSR Act") must have expired or been terminated;

                - the representations and warranties of Anteon set forth in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations or warranties made as of a specified date, which must only be true as of such specified date), with only those exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on Anteon;

                - Anteon must have performed or complied with, in all material respects, all obligations under the merger agreement at or prior to the effective time of the merger; and

                - the total number of shares for which appraisal has been duly demanded under Delaware law will not have exceeded 16% of our issued and outstanding shares at the completion of the merger (which percentage will be reduced by the amount of the dissenting shares of certain specified stockholders).

TERMINATION OF THE MERGER AGREEMENT (PAGE o)

    o We and General Dynamics may agree in writing to terminate the merger agreement at any time without completing the merger whether before or after the adoption of the merger agreement and approval of the merger by Anteon's stockholders.

    o Under certain circumstances, prior to the closing of the merger, either we or General Dynamics may terminate the merger agreement without the consent of the other party.

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

TERMINATION FEE (PAGE o)

    o If the merger agreement is terminated following the occurrence of certain events, either we or General Dynamics may owe the other party a termination fee of $42,500,000 plus up to $500,000 in expenses.

LIMITATIONS ON CONSIDERING OTHER PROPOSALS (PAGE o)

    o We have agreed to certain limitations on our ability to take action with respect to other acquisition proposals prior to the effective time of the merger.




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


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT AM I BEING ASKED TO VOTE ON?

A:    You are being asked to vote to adopt the merger agreement and approve the merger and to consider the grant of discretionary authority to the proxies to vote for adjournment of the special meeting in order to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger proposal.

Q:    WHAT WILL I BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER?

A:    You will be entitled to receive $55.50 in cash, less any required withholding taxes and without interest, for each outstanding share of our common stock that you own as of the effective time of the merger.

Q:    HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:    After careful consideration, our board of directors has approved the merger agreement and the merger. Our board of directors recommends that our stockholders vote FOR the adoption of the merger agreement and the approval of the merger and FOR the granting of discretionary authority to the proxies to vote for adjournment of the special meeting in order to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger proposal. For a description of factors considered by our board of directors, please see "Recommendation of The Board of Directors" on page o and "Reasons for the Merger" on page o.

Q:    WHY HAS THE MERGER BEEN PROPOSED?

A:    Our board of directors believes that the merger agreement and the merger, on the terms and conditions set forth in the merger agreement, are advisable and in the best interests of Anteon and its stockholders. You should read "Reasons for the Merger" on page o for a discussion of some of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement and the merger.

Q:    WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:    We are working toward completing the merger as promptly as practicable. If our stockholders vote to approve and adopt the merger agreement and the merger, and the other conditions to the merger are satisfied or waived, then we intend to consummate the merger as soon as practicable following the special meeting. The merger agreement provides that the closing of the merger will occur no later than the second business day after the other conditions to the closing of the merger are satisfied or waived. We currently anticipate closing the merger no later than the second quarter of this year.

Q:    IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE MERGER
CONSIDERATION FOR MY SHARES?

A:    Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration. At that time, if you hold physical share certificates, you must send your share certificates with your completed letter of transmittal to the paying agent. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after the paying agent receives from you a properly completed letter of transmittal together with your share certificates, or, if you do not hold any physical share certificates, promptly after the paying agent receives your properly completed letter of transmittal and electronic transfer of your shares.

Q:    IF I AM A U.S. PERSON, WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:    Your receipt of the merger consideration for your shares will be taxable for federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the amount of merger consideration you receive for your shares and the adjusted tax basis of your shares. For further information on the material tax consequences of the merger, see "Material United States Federal Income Tax Consequences of the Merger" on page o. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:    WHAT VOTE IS REQUIRED TO APPROVE THE MERGER PROPOSAL AND THE ADJOURNMENT
PROPOSAL?

A:    Adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of the shares of our common stock that are outstanding and entitled to vote at the special meeting. If a quorum is present, the adoption of the adjournment proposal requires the affirmative vote of at least a majority of the shares of our common stock that are present at the special meeting and entitled to vote on the adjournment proposal. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your shares at the special meeting.

Q:    WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A:    You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger proposal in person at the special meeting. Shares of Anteon common stock that are issued and outstanding immediately prior to the effective time of the merger and which are held by our stockholders who have not voted in favor of the merger agreement and have demanded and perfected their rights to appraisal of their shares of Anteon common stock in the time and manner provided in
Section 262 of the Delaware General Corporation Law (referred to in this proxy statement as the "DGCL") and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal under the DGCL (referred to in this proxy statement as the "dissenting shares") will not be converted into the right to receive the merger consideration, but will, by virtue of the merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided that if such holder has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, that holder's shares of Anteon common stock will be deemed to have been converted, at the effective time, into the right to receive the merger consideration. The full text of Section 262 of the DGCL is attached as EXHIBIT C to this proxy statement.

Q:    WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:    Only stockholders of record at the close of business on the record date,
o, 2006, are entitled to receive notice of the special meeting and to vote shares of common stock that they held on that date at the special meeting, or any postponements or adjournments of the special meeting. Each stockholder has one vote for each share of common stock owned on the record date. As of the record date, there were o shares of common stock outstanding and entitled to vote at the special meeting.

Q:    WHAT IS THE LOCATION, DATE AND TIME OF THE SPECIAL MEETING?

A:    The special meeting will be held on o, 2006, at 10:00 a.m. local time, at
o.

Q:    WHAT HAPPENS IF I SELL MY SHARES BEFORE THE SPECIAL MEETING?

A:    The record date for the special meeting, o, 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them before the special meeting and without granting a proxy, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for the shares. The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.

Q:    HOW DO I VOTE?

A:    Mark, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or submit a proxy by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, dealer, trustee, bank or other nominee that may hold your Anteon shares on your behalf, as soon as possible so that your shares can be voted at the special meeting.

Q:    WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

      If you fail to either return your proxy card or vote in person at the special meeting, or if you mark your proxy card "abstain," the effect will be the same as a vote against the merger proposal. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote in favor of adopting the merger agreement and approving the merger.

Q:    IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE MY SHARES
FOR ME?

A:    If you hold your shares in "street name" through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares will not be voted and this will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger. If a quorum is present, but you did not provide instructions to your broker or nominee your shares will not be voted and this will have no effect on the outcome of the adjournment proposal. If a quorum is not present, but you did not provide instructions to your broker or nominee your shares will not be voted and this will have the same effect as a vote against the adjournment proposal.

Q:    MAY I VOTE IN PERSON?

A:    Yes. You may vote in person at the special meeting, rather than signing and returning your proxy card, if you own shares in your own name. Provided that you bring a legal proxy from your broker, dealer, trustee, bank or other nominee and present it at the special meeting, you may also vote in person at the special meeting if your shares are held in "street name" through a broker, dealer, trustee, bank or other nominee. You may be asked to present photo identification for admittance.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:    Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the special meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can mark, sign, date and return a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you submitted a proxy by telephone or via the Internet, you may revoke your proxy by submitting a new proxy by telephone or via the Internet. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:    WHAT WILL HAPPEN TO MY SHARES AFTER COMPLETION OF THE MERGER?

A:    Following completion of the merger, your shares will be cancelled and will represent only the right to receive the merger consideration of $55.50 per share in cash, without interest, unless you perfect and exercise your appraisal rights. Trading in our common stock on The New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission (which we refer to in this proxy statement as the "SEC") under the Securities Exchange Act of 1934, as amended.

Q:    HAVE ANY STOCKHOLDERS ALREADY AGREED TO APPROVE THE MERGER?

A:    No. There are no agreements between the Merger Sub or General Dynamics and any Anteon stockholder in which that stockholder has agreed to vote in favor of adopting the merger agreement and approving the merger.

Q:    WHAT HAPPENS TO ANTEON ONCE THE MERGER IS COMPLETED?

A:    Once the merger is completed, Anteon will be an indirect, wholly-owned subsidiary of General Dynamics, and the current holders of Anteon common stock will no longer have any ownership interest in Anteon's future earnings or growth.

Q:    WHAT DO I NEED TO DO NOW?

A:    This proxy statement contains important information regarding the merger agreement and the merger, as well as information about us, General Dynamics and Merger Sub. It also contains important information about some of what our board of directors considered in adopting the merger agreement and approving the merger. We urge to you read this proxy statement carefully, including the exhibits. You may also want to review the documents referenced in the section captioned "Where You Can Find Additional Information" on page o.

Q:    SHOULD I SEND MY SHARE CERTIFICATES NOW?

A:    No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your share certificates for the merger consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares of common stock, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of common stock.

Q:    WHERE CAN I FIND MORE INFORMATION ABOUT ANTEON?

A:    We file certain information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.anteon.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See "Where You Can Find Additional Information" on page o.

Q:    HOW WILL PROXY HOLDERS VOTE MY SHARES?

A:    If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting, your shares will be voted as you direct. If you sign the proxy card but no direction is otherwise made, your shares will be voted FOR the adoption of the merger agreement and the approval of the merger and FOR the proposal to grant discretionary authority to the proxies to vote for adjournment of the special meeting in order to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal. Our board of directors recommends a vote FOR the adoption of the merger agreement and the approval of the merger and FOR the proposal to grant discretionary authority to the proxies to vote for adjournment of the special meeting in order to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal. Our board of directors' recommendation is set forth, together with the description of the proposal, in this proxy statement. See "Recommendation of Our Board of Directors" on page o.

Q:    WHOM CAN I CALL WITH QUESTIONS?

A:    We have selected o as our proxy solicitor, which you may contact as follows:


         [Insert proxy solicitor contact information]

Q:    WHO WILL SOLICIT AND PAY THE COST OF SOLICITING PROXIES?

A:    Anteon's board of directors is soliciting your proxy. We will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited by telephone and facsimile, by mail, on the Internet or in person. [We will pay approximately $o (plus reimbursement of out-of-pocket expenses) to our proxy solicitor.] We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

      If you have further questions, you may contact [our proxy solicitor] at the address and telephone number indicated above.

                               THE SPECIAL MEETING

THE PROPOSALS

         This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Anteon board of directors for use at a special meeting to be held at o on o, 2006, at 10:00 a.m. local time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated December 13, 2005, by and among Anteon, General Dynamics and Merger Sub, which provides for the merger of Merger Sub with and into Anteon with the result that Anteon will become an indirect, wholly-owned subsidiary of General Dynamics, to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting for the purpose of soliciting additional proxies and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached as EXHIBIT A to this proxy statement.

RECORD DATE AND VOTING

         The holders of record of our common stock as of the close of business on the record date, which was o, 2006, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were o shares of Anteon common stock outstanding.

         The holders of a majority of the shares of Anteon common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Anteon common stock held in treasury by Anteon or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. "Broker non-votes" result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters.

REQUIRED VOTE

         Each share of Anteon common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement and approval of the merger by the affirmative vote of the holders of a majority of the outstanding shares of Anteon common stock entitled to vote at the special meeting. BECAUSE THE REQUIRED VOTE IS BASED ON THE NUMBER OF SHARES OF ANTEON COMMON STOCK OUTSTANDING RATHER THAN ON THE NUMBER OF VOTES CAST, FAILURE TO VOTE YOUR SHARES (INCLUDING AS A RESULT OF BROKER NON-VOTES) AND ABSTENTIONS WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER PROPOSAL. Approval of the adjournment proposal requires the affirmative vote of the holders of the majority of votes present and entitled to vote at the special meeting, in person or by proxy, whether or not a quorum is present. If a quorum is present, failure to vote your shares (including as a result of broker non-votes) will have no effect on the outcome of the adjournment proposal. Abstentions will have the effect of a vote against the adjournment proposal. If a quorum is not present, broker non-votes will also have the effect of a vote against the adjournment proposal.

         Record holders may cause their shares of Anteon common stock to be voted using one of the following methods:

    o    mark, sign, date and return the enclosed proxy card by mail; or

    o submit a proxy by telephone or through the Internet by following the instructions included with your proxy card; or

    o    appearing and voting in person by ballot at the special meeting.

         Regardless of whether you plan to attend the special meeting, you should complete and return a proxy for your shares as described above as promptly as possible.

         If you hold your shares through a bank, brokerage firm or nominee (I.E., in "street name"), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

         As of the record date, our executive officers and directors owned an aggregate of approximately o shares of our common stock, entitling them to exercise approximately o% of the voting power of Anteon common stock entitled to vote at the special meeting. In addition, o shares of our common stock are owned by investment partnerships organized by Caxton-Iseman Capital, Inc. (and other persons who are contractually obligated to vote in accordance with these investment partnerships) entitling these investment partnerships to exercise approximately o% of the voting power of Anteon common stock entitled to vote at the special meeting. We currently expect that the executive officers and directors of Anteon and these investment partnerships will vote in favor of the merger proposal.

PROXIES; REVOCATION

         If you complete and return a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Anteon common stock will be voted "FOR" the adoption of the merger agreement and approval of the merger and "FOR" the proposal to grant discretionary authority to the proxies to vote for adjournment of the special meeting in order to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

         You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

         o by delivering a written revocation dated after the date of the proxy that is being revoked to the Corporate Secretary of Anteon at 3211 Jermantown Road, Fairfax, Virginia 22030-2801;

         o by delivering to the Corporate Secretary of Anteon a later-dated, duly executed proxy or by submitting a telephone or Internet proxy at a date after the date of the previously submitted proxy relating to the same shares; or

         o    by attending the special meeting and voting in person by ballot.

         Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of Anteon common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

         Anteon will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained o to assist us in the solicitation of proxies, and will pay fees of approximately $o, plus reimbursement of out-of-pocket expenses. In addition, our arrangement with o includes provisions obligating us to indemnify o for certain liabilities that could arise in connection with their solicitation of proxies on our behalf.

ADJOURNMENTS AND POSTPONEMENTS

         Whether or not a quorum is established at the special meeting, our bylaws permit the presiding officer at the meeting or the stockholders present in person or by proxy to adjourn the meeting from time to time by the vote of the majority of the shares represented at that meeting without notice. The DGCL requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

         If at the special meeting, the number of shares of Anteon common stock represented in person or by proxy and voting in favor of adoption of the merger agreement and approval of the merger is insufficient to adopt that proposal under the DGCL and Anteon's board of directors determines that it is in the best interests of Anteon stockholders, the proxy holders will move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement and approval of the merger. If the number of shares of Anteon common stock represented in person or by proxy and voting in favor of the adoption of the merger agreement and approval of the merger is sufficient to adopt that proposal under the DGCL, the authority to vote upon the adjournment proposal will not be used.

         Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement and approval of the merger to defeat that proposal, Anteon's board of directors would have the discretion to adjourn the special meeting without a vote on the merger agreement and seek to persuade the holders of those shares to change their votes to votes in favor of adoption of the merger agreement and approval of the merger.

         Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed, provided that, such revocation is in compliance with the instructions (including as to timing) set forth in the section entitled "--Proxies; Revocation."

HOUSEHOLDING OF PROXY MATERIALS

         Some banks, brokerages and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Anteon will promptly deliver a separate copy of this proxy statement to you if you call or write Anteon at the following address or phone number: Anteon International Corporation, 3211 Jermantown Road, Fairfax, Virginia 22030-2801, phone (703) 246-0200, Attention: Molly Lormel. If you want to receive separate copies of Anteon's proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Anteon at the above address and phone number.

                           FORWARD LOOKING STATEMENTS

         This document contains statements, which to the extent they are not statements of historical or present fact, constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, and may also include references to assumptions. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including:

    o we may be unable to obtain Anteon stockholder approval required to consummate the merger;

    o conditions to the closing may not be satisfied or the merger agreement may be terminated prior to closing;

    o failure to obtain regulatory approvals of the merger or otherwise to complete the merger, or any potential adverse conditions to receiving regulatory approvals;

    o    changes in the federal technology services marketplace;

    o changes in government regulation, including, but not limited to, environmental, tax laws, and economic policy;

    o    legal actions; and

    o    acts of war or terrorism.

         Additional factors that may affect future results are contained in Anteon's filings with the SEC, including Anteon's Annual Report on Form 10-K for the year ended December 31, 2004, which are available at the SEC's Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed.

                                   THE PARTIES

ANTEON INTERNATIONAL CORPORATION

         Anteon is a leading provider of information technology solutions and systems engineering and integration services to government customers. We design, integrate, maintain and upgrade state-of-the-art information systems for national defense, intelligence, emergency response and other high priority government missions. We also provide many of our government customers with the systems analysis, integration and program management skills necessary to manage their mission systems development and operations. We have broad service competencies that include strengths in intelligence systems, emergency response management, logistics modernization, secure identification and access management solutions, training, platform and weapons systems engineering support, ballistic missile defense, healthcare services and government enterprise solutions.

AVENGER ACQUISITION CORPORATION

         Merger Sub, a Delaware corporation and an indirect, wholly-owned subsidiary of General Dynamics, is an entity recently formed solely for the purpose of acquiring us pursuant to the merger agreement. Merger Sub has not carried on any activities to date other than that incident to its formation and to the execution of the merger agreement.

GENERAL DYNAMICS CORPORATION

         General Dynamics is a market leader in information systems and technologies; land and expeditionary combat vehicles and systems, armaments and munitions; shipbuilding and marine systems; and business aviation. General Dynamics employs approximately 71,900 employees in four primary business groups
- Information Systems and Technology, Combat Systems, Marine Systems and Aerospace - and a small Resources group.

         o INFORMATION SYSTEMS AND TECHNOLOGY. The Information Systems and Technology group provides defense and select commercial customers with the infrastructure and systems integration skills they need to process, communicate, protect and manage information effectively. The group has established a global presence in specialized data acquisition and processing, in advanced electronics, and in battlespace information networks and management systems that are key to military superiority in the 21st century.

         o COMBAT SYSTEMS. The Combat Systems group is a leading supplier of land and expeditionary combat systems around the world, providing tracked and wheeled armored combat vehicles, armament systems, and ammunition to the U.S. military and its allies.

         o MARINE SYSTEMS. The Marine Systems group provides the U.S. Navy with combat vessels, including nuclear submarines, surface warfare ships and auxiliary and combat-logistics ships. The group also provides engineering design support and overhaul, repair and life-cycle support services.

         o AEROSPACE. The Aerospace group designs, develops, manufactures and services a comprehensive fleet of advanced business-jet aircraft. Corporations, private individuals and government users alike rely on these aircraft to fulfill a wide range of missions.

         o RESOURCES. The Resources group comprises a coal mining business and an aggregates operation that mines sand, stone and gravel for construction use.

         General Dynamics' common stock is listed on The New York Stock Exchange under the ticker symbol "GD." Additional information regarding General Dynamics is contained in General Dynamics' filings with the Securities and Exchange Commission. See "Where You Can Find Additional Information" on page o.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In pursuing alternatives for enhancing stockholder value, Anteon has regularly considered various strategic opportunities, including deployment of internal resources, business combinations, joint ventures, strategic alliances and other strategic relationships. On several occasions, Anteon has received unsolicited inquiries from other companies about the possibility of exploring business combination transactions, including an inquiry from General Dynamics during 2003. Anteon's management held preliminary exploratory discussions with certain of these companies and on two occasions entered into non-disclosure and standstill agreements. None of these inquiries led to any proposals for a business combination transaction.

         As part of this ongoing review, on August 11, 2005, Anteon's board of directors met to discuss its goal of becoming a "tier 1" technology services provider to the Federal government and whether an acquisition or business combination transaction might be part of Anteon's growth strategy. At that meeting, Anteon's board of directors encouraged management to continue exploring possible strategic opportunities.

         In early October, 2005, Joseph M. Kampf, Anteon's CEO, was contacted by General Dynamics and another major aerospace and defense contractor, which we refer to as the Other Party, each inquiring as to whether Anteon would be interested in discussing the strategic merits of a potential business combination transaction. On October 11, Mr. Kampf met with Nicholas Chabraja, General Dynamics' Chairman and CEO, to explore preliminarily a possible business combination between Anteon and General Dynamics.

         On October 21, Anteon's management updated Anteon's board of directors at its regularly scheduled board meeting about the interest expressed by General Dynamics and the Other Party in a potential business combination with Anteon. The board encouraged management to pursue these discussions.

         On October 25, Mr. Kampf met with a senior executive of the Other Party to explore the possible business combination between Anteon and the Other Party.

         On November 2 and November 4, Anteon entered into non-disclosure and standstill agreements with General Dynamics and the Other Party, respectively, in order to facilitate discussions of a potential transaction between Anteon and each of the other parties. On November 7, certain members of Anteon's senior executive management team met with members of the General Dynamics management team, at which time Anteon's senior management gave a presentation about Anteon's business. On November 8, Anteon's senior management team gave a similar presentation to the Other Party's senior management.

         On November 15, at Mr. Chabraja's request, Mr. Kampf and Mr. Chabraja met again to discuss the potential business combination. During this meeting, Mr. Chabraja presented to Mr. Kampf two financial models for the possible acquisition of Anteon by General Dynamics. Based on certain assumptions, the first of the two models indicated that General Dynamics could pay up to $53.45 per outstanding Anteon share, and the second of the models, which included certain additional assumptions, indicated that General Dynamics could pay up to $54.36 per share.

         Mr. Kampf updated Anteon's board of directors on the status of the discussions with each of the interested parties during a telephonic meeting on November 16. At the beginning of the meeting, Paul Kaminski, a member of Anteon's board of directors, recused himself from further discussions of potential business combinations with the two interested parties in light of his membership on General Dynamics' board of directors. Anteon's board of directors received a preliminary presentation with respect to the fiduciary duties of directors from Anteon's outside legal advisors. At the same meeting, Anteon's board of directors authorized management to engage Bear, Stearns & Co., Inc. to represent Anteon in discussions with the two interested parties and, in view of the possibility that discussions might move quickly, voted to appoint a committee, comprised of Frederick Iseman, Michael Smith and Mr. Kampf, to coordinate the efforts of Anteon's legal and financial advisors and to negotiate on behalf of the entire board of directors a potential transaction with the two interested parties. Following the November 16 meeting, members of the committee appointed by Anteon's board of directors and Anteon's counsel negotiated the terms of Bear Stearns engagement, subject to approval by Anteon's board of directors.

         Anteon's board of directors met again on November 18 to review the status of discussions with the interested parties, to consider whether to proceed further with these discussions at that time and to discuss a process for moving forward with the two interested parties. Representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Anteon's outside legal advisors, were present at this meeting. The Board of Directors approved the engagement of Bear Stearns and representatives of Bear Stearns joined the meeting. Anteon's board of directors received a further presentation respecting certain of the fiduciary duties of directors from Anteon's outside legal advisors and received a presentation from representatives of Bear Stearns respecting Anteon's strategic alternatives, industry background, and a preliminary review of various factors that would affect the valuation of Anteon by General Dynamics, the Other Party and other companies that might be interested in pursuing an acquisition of Anteon.

         Anteon's board of directors considered various processes by which an acquisition might be pursued, including a limited auction, a broad public auction or a process focusing on the two parties who had recently expressed an interest in Anteon. While the board acknowledged the potential advantages of an auction process, it determined that on balance Anteon should pursue an expedited process with the two parties that had recently expressed an interest in acquiring Anteon. Among the factors that Anteon considered in reaching this determination was the view of Bear Stearns that the two interested parties were the most probable purchasers among the universe of likely potential purchasers. Anteon's board of directors was also concerned that an auction process materially increased the possibility of information leaks and disruption of Anteon's business and relationships with its key employees and customers, matters that Anteon's management believed could adversely affect Anteon and its stockholders if an acquisition did not take place. Anteon's board of directors also considered the views of its outside legal advisors and

Bear Stearns that an agreement could likely be structured that would permit other interested parties to make, and Anteon to accept, higher offers after entering into a definitive acquisition agreement with either General Dynamics or the Other Party.

         Between November 21 and November 30, Bear Stearns had periodic discussions with General Dynamics and the Other Party. During these discussions, the Other Party indicated that it had some concerns about its ability to participate in the process within the expedited time frame proposed by Anteon. Bear Stearns urged the Other Party to participate in the process.

         General Dynamics commenced due diligence related to Anteon's business on December 2. On December 5, 2005, the Other Party informed Bear Stearns that it would be unable to proceed with a strategic transaction with Anteon within the contemplated timeframe for matters unrelated to Anteon. The Other Party indicated to Bear Stearns that it remained very interested in a potential transaction with Anteon and that it hoped to accelerate the resolution of matters unrelated to Anteon so that it could participate in the process.

         On December 7, Mr. Chabraja contacted Bear Stearns and Bear Stearns advised Mr. Kampf that General Dynamics' board of directors had authorized the negotiation, execution and performance of an agreement pursuant to which General Dynamics would acquire Anteon. On December 8, General Dynamics' legal advisor, Jenner & Block LLP, provided Anteon's legal advisor, Paul Weiss, with a draft merger agreement. During the weekend from December 8 until December 11, outside legal advisors to Anteon and General Dynamics held a series of telephonic conference calls to negotiate the draft merger agreement. Anteon's outside legal advisors discussed the status of negotiations with the committee on several occasions during this period. During the course of negotiations, General Dynamics agreed to eliminate its initial requirement that certain of our stockholders enter into voting agreements, the amount of the termination fee payable by Anteon under certain circumstances was reduced from $50 million to $40 million, General Dynamics agreed to eliminate or modify in a manner favorable to Anteon certain conditions to the merger and General Dynamics agreed to pay a termination fee of $40 million if the merger agreement were terminated due to a failure to obtain antitrust regulatory clearance.

         On December 12, Bear Stearns had discussions with General Dynamics respecting price. After discussing the range of values previously indicated to Mr. Kampf, Mr. Chabraja stated that General Dynamics would proceed at $54.36, the high end of the range. Anteon's board committee met to discuss the price per share offered by General Dynamics. The committee determined that it would not endorse $54.36 per share and instructed Bear Stearns to contact General Dynamics. Representatives of Bear Stearns contacted Mr. Chabraja to discuss the price per share and Anteon's unwillingness to approve a transaction at that price. After internal discussions with his management team, Mr. Chabraja indicated to Bear Stearns that General Dynamics was prepared to pay $55.00 per share. Bear Stearns relayed this proposal to Anteon's board committee, which met and decided to instruct Bear Stearns to inform General Dynamics that it would not present that offer to the entire Anteon board of directors and to seek a price of $56.00 per share. Later that evening, representatives of General Dynamics responded that General Dynamics would be willing to offer $55.50 per share if the termination fee were raised from $40 million to $42.5 million. After consulting with Anteon's board committee, Bear Stearns indicated to General Dynamics that the committee would take that proposal to the full Anteon board of directors but that the board would have to consider that price in conjunction with the totality of the terms of the merger agreement being negotiated.

         During the morning of December 13, representatives of Anteon and General Dynamics and their outside legal advisors met by telephonic conference calls to negotiate and finalize the merger agreement.

         During the afternoon of December 13, Anteon's board of directors met by telephonic conference call to review the final terms and conditions of the merger and the merger agreement with Anteon management and Anteon's outside legal and financial advisors. A representative of Paul Weiss reviewed the directors' fiduciary obligations in considering a transaction of this type and the terms of the merger agreement. Representatives of Bear Stearns reviewed in detail its financial analyses of the possible merger and rendered its oral opinion, subsequently confirmed in writing that, as of such date, the consideration proposed to be paid to Anteon's stockholders in the merger was fair, from a financial point of view, to those stockholders. After Anteon's board of directors concluded its deliberations, the Anteon board of directors, among other things, approved the merger agreement, declared the merger agreement and the merger advisable and in the best interest of Anteon and its stockholders and resolved to recommend that our stockholders vote to adopt the merger agreement and approve the merger. The vote was unanimous except that Dr. Kaminski did not participate in the deliberations respecting the merger or participate in the vote on the merger and the merger agreement.

         The merger agreement was signed by the parties late in the evening on December 13, and on December 14 before the commencement of trading on the NYSE, Anteon and General Dynamics each issued a press release announcing the execution of the merger agreement.

ANTEON'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         In reaching its decision to approve the merger agreement and the merger and recommend the merger to our stockholders, Anteon's board of directors consulted with Anteon's management, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors which Anteon's board of directors viewed as supporting its decision to approve the merger agreement and the merger and recommend the merger to our stockholders:

    o KNOWLEDGE OF ANTEON'S BUSINESS. Based on its knowledge of Anteon's business, operations, prospects, financial condition and the historical market prices of Anteon common stock, Anteon's board of directors believed that it might take a significant period for Anteon's stock price to increase to the level represented by the merger consideration and that, in order to achieve such a potential increase, Anteon would likely need to continue to grow internally and possibly undertake other strategic initiatives, the success of which would be subject to a number of uncertainties, including implementation risk.

    o KNOWLEDGE OF INDUSTRY. Anteon's board of directors considered its knowledge of current conditions and evolving trends in the federal technology services industry, including increased competition from larger companies that are able to compete aggressively in the sector, the risks associated with possible changes in defense spending levels and the likely effects of these factors on Anteon's potential growth, development and strategic options. Based on this knowledge, Anteon's board of directors believed that Anteon's ability to realize stockholder value without being part of a larger organization that would facilitate its ability to compete for large bundled services and system integration opportunities in the federal technology services industry was subject to increasing uncertainties.

    o KNOWLEDGE OF GENERAL DYNAMICS. Based on its knowledge of General Dynamics' business, operations, management, reputation and financial condition, Anteon's board of directors believed that there is a high probability that the transaction would be successfully completed on the agreed-upon terms once a merger agreement was entered into with General Dynamics.

    o MERGER CONSIDERATION PREMIUM. The financial terms of the merger, including the fact that the $55.50 merger consideration represented an approximate 34.6% premium over the closing price of shares of Anteon common stock on the New York Stock Exchange on December 12, 2005, the last full trading day before the board met on December 13 to review and consider approval of the merger. Anteon's board of directors believed that this premium was substantial and, as noted above, in order for Anteon to be reasonably likely to achieve comparable trading levels the stockholders would be subject to a number of risks and uncertainties.

    o CASH CONSIDERATION. The fact that the merger consideration consists solely of cash, and the merger agreement is not subject to any financing conditions. Anteon's board of directors believed that entering into the merger agreement created a reasonably high probability that our stockholders would be fairly compensated for the potential value in Anteon's business while eliminating the execution risks associated with achieving continued internal growth and implementing strategic initiatives. Additionally, Anteon's board of directors determined that entering into the merger agreement eliminates other uncertainties regarding Anteon successfully operating its business going forward as well as risks to the value of the merger consideration based on fluctuations in the trading value of General Dynamics' stock or other alternatives to cash.

    o FAIRNESS OPINION. The financial presentation of Bear Stearns, including its opinion dated as of December 13, 2005, to the Anteon board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Anteon common stock. See "--Fairness Opinion of Bear Stearns, & Co., Inc."

    o ABILITY TO ACCEPT A SUPERIOR PROPOSAL. The provisions of the merger agreement permit Anteon's board of directors to consider, and under certain conditions, to accept an unsolicited superior proposal to comply with Anteon's board of directors' fiduciary duties to Anteon's stockholders.

    o REGULATORY. The regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received without unacceptable conditions. Anteon's board of directors believed that the businesses of Anteon and General Dynamics were largely complementary and therefore, that the merger did not present a substantial risk of not being completed because of objections from antitrust authorities. The board of directors also considered that the merger agreement contained a provision for a fee to be paid by General Dynamics under certain circumstances that reduced the risks to Anteon's stockholders associated with the transaction failing on antitrust grounds.

    o IMPACT ON CUSTOMERS AND EMPLOYEES. Senior management's view that the acquisition of Anteon by General Dynamics will result in better service and enhanced capability offerings to Anteon's customers and that there were likely to be significant ongoing employment opportunities for Anteon's employees. The board of directors believed that these factors would lessen the risks of noncompletion of the transaction.

         In addition, Anteon's board of directors considered the following risks associated with its decision to approve the merger agreement and recommend the merger to our stockholders:

    o TERMINATION FEE. The merger agreement's non-solicitation and stockholder approval covenants and provision for the payment of a termination fee of $42.5 million in certain events, which the Anteon board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to General Dynamics' willingness to enter into the merger agreement. In this regard, the Anteon board of directors, after receiving the advice of its outside legal counsel and Bear Stearns, concluded that such arrangements were customary for public company merger transactions and that these provisions, including the amount of the termination fee, were consistent with law and the proper exercise of the board's fiduciary duties.

    o DISRUPTIONS. The potential risk of diverting management's focus and resources from other strategic opportunities and from operational matters while it is working to implement the merger. Anteon's board of directors believed that these risks were reasonable and worthwhile to undertake in light of the terms of the merger agreement, including the limited conditions to closing and termination rights, and the absence of a financing contingency and its understanding of the ability of General Dynamics to finance the transaction.

    o CASH CONSIDERATION. The fact that the all-cash price, while providing relative certainty of value, would not allow our stockholders to participate in potential further appreciation of General Dynamics' stock or benefit from any future appreciation in the value of Anteon after the merger and would be taxable to our stockholders upon completion of the merger.

    o OPERATING RESTRICTIONS. The merger agreement restricts Anteon's ability to engage in certain activities between the date the merger agreement was signed and the effective time of the merger, and these restrictions could prevent Anteon from taking advantage of business opportunities such as potential acquisitions. Anteon's board of directors believed these restrictions would not interfere with Anteon's ability to operate in the ordinary course of business, and any risks associated with these restrictions were outweighed by the high probability that the merger would be completed.

    o INTERESTS OF DIRECTORS AND OFFICERS. The fact that some Anteon executive officers and directors have other interests in the merger that are in addition to their interests as Anteon stockholders and stock option holders, including executive severance arrangements with Anteon, the terms of which would entitle certain executives to specified compensation and benefits if prescribed events occur following the merger. See "Interests of Directors and Executive Officers in the Merger"; in this regard, Anteon's board of directors concluded that the merger should be approved despite the existence of these interests, given both its favorable view of the merger's financial terms as well its belief that the executive arrangements giving rise to these interests were reasonable.

         The foregoing discussion of the factors considered by Anteon's board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Anteon's board of directors. In reaching its decision to approve the merger agreement and the merger, Anteon's board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Anteon's board of directors considered all these factors as a whole, including discussions with, and questioning of,

Anteon's management and advisors, and overall, considered these factors to be favorable to, and to support, its determination.

         ANTEON'S BOARD OF DIRECTORS DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, AND FAIR TO AND IN THE BEST INTERESTS OF ANTEON AND OUR STOCKHOLDERS, AND APPROVED THE MERGER AGREEMENT AND THE MERGER. DR. PAUL KAMINSKI, ONE OF ANTEON'S DIRECTORS, DID NOT TAKE PART IN THE DELIBERATIONS RESPECTING OR THE APPROVAL OF THE MERGER OR THE MERGER AGREEMENT. ANTEON'S BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

FAIRNESS OPINION OF BEAR STEARNS, & CO. INC.

         Pursuant to an engagement letter dated November 18, 2005, Anteon retained Bear Stearns to act as its financial advisor with respect to a possible sale of the company. In selecting Bear Stearns, Anteon's board of directors considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the aerospace/defense industry and the government information technology ("IT") services industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

         At the December 13, 2005 meeting of Anteon's board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of December 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the per share consideration to be received was fair, from a financial point of view, to the stockholders of Anteon.

         The full text of Bear Stearns' written opinion is attached as Exhibit B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion, and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns' opinion:

    o was provided to Anteon's board of directors solely for its benefit and use;

    o did not constitute a recommendation to the board of directors of Anteon or any stockholder of Anteon as to how to vote in connection with the merger or otherwise; and

    o did not address Anteon's underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Anteon or the effects of any other transaction in which Anteon might engage.

         Anteon did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

         In connection with rendering its opinion, Bear Stearns:

    o    reviewed the merger agreement;

    o reviewed Anteon's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

    o reviewed General Dynamics' Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended April 3, 2005, July 3, 2005 and October 2, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

    o reviewed certain operating and financial information relating to Anteon's business and prospects, including forecasts for the five years ended December 31, 2009, which are referred to in this proxy statement as the Anteon forecasts, all as prepared and provided to Bear Stearns by Anteon's management;

    o met with certain members of Anteon's senior management to discuss Anteon's business, operations, historical and projected financial results and future prospects;

    o reviewed the historical prices, trading multiples and trading volume of the shares of Anteon common stock;

    o reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Anteon;

    o reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Anteon;

    o    performed discounted cash flow analyses based on the Anteon forecasts;

    o reviewed the pro forma financial results, financial condition and capitalization of General Dynamics giving effect to the merger; and

    o conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

         Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by Anteon or obtained by Bear Stearns from public sources, including, without limitation, the Anteon forecasts. With respect to the Anteon forecasts, Bear Stearns relied on the representations of the senior management of Anteon that the Anteon forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the senior management of Anteon as to the expected future performance of Anteon. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the Anteon forecasts, and Bear Stearns further relied upon the assurances of the senior management of Anteon that they were unaware of any facts that would make the information or the Anteon forecasts incomplete or misleading.

         In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Anteon, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Anteon.

         Bear Stearns did not express any opinion as to the price or range of prices at which the shares of Anteon common stock may trade subsequent to the announcement of the merger.

         FINANCIAL ANALYSIS

         The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Anteon's board of directors in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Bear Stearns.

         Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns' financial analyses.

         COMPARABLE PUBLIC COMPANY TRADING ANALYSIS. Bear Stearns reviewed and compared specific financial and operating metrics relating to Anteon with that of selected publicly traded companies that Bear Stearns deemed comparable to Anteon. Bear Stearns chose the companies used in the Comparable Public Company Trading Analysis based on their similar business profiles and operating characteristics. For Anteon, Bear Stearns included in its review the following comparable public companies:

     o   CACI International, Inc.

     o   ManTech International Corporation

     o   MTC Technologies Inc.

     o   SRA International Inc.

         For each of the comparable public companies listed above, Bear Stearns analyzed multiples of Enterprise Value (which is referred to as EV and is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock) divided by estimated (i) revenues, (ii) earnings before interest, income taxes, depreciation and amortization (which is referred to as EBITDA), and (iii) earnings before interest and taxes (which is referred to as EBIT), for the calendar year ending December 31, 2006. Bear Stearns also analyzed multiples of each company's stock price divided by estimated earnings per share (which is referred to as EPS) for the calendar year ending December 31, 2006. This analysis was compiled using publicly available information, including closing stock market data as of December 8, 2005 and First Call consensus Wall Street research estimates of revenue, EBITDA, EBIT and EPS for the calendar year ending December 31, 2006. Bear Stearns calculated the following range of multiples for the above comparable public companies:

MULTIPLE                      HIGH          LOW           MEAN          MEDIAN
--------                      ----          ---           ----          ------
EV/ 2006E Revenue             1.23x         0.84x         1.06x         1.08x
EV/ 2006E EBITDA              10.7x         8.9x          9.7x          9.7x
EV/ 2006E EBIT                12.7x         9.9x          11.2x         11.0x
Price/ 2006E EPS              20.6x         16.0x         18.2x         18.1x

         Bear Stearns calculated an implied per share equity value reference range for Anteon of $36.67 to $44.51 based on the range of EV/ 2006E EBITDA multiples of the comparable public companies.

         Bear Stearns compared the multiples of the comparable public companies to the multiples implied for Anteon at the proposed transaction price of $55.50 per share. The following represents Anteon's implied multiples based on its CY 2006E revenue, EBITDA, EBIT, and EPS as provided in the Anteon forecasts:

     o   EV/ 2006E Revenue:  1.30x

     o   EV/ 2006E EBITDA: 13.2x

     o   EV/ 2006E EBIT: 13.8x

     o   Price 2006E EPS:  22.2x

         Bear Stearns observed that Anteon's implied enterprise value and equity value multiples based on the proposed transaction price of $55.50 per share were above the high end of the range of trading multiples for comparable public companies.

         SELECTED COMPARABLE PRECEDENT TRANSACTIONS ANALYSIS: Bear Stearns reviewed nine selected comparable precedent merger and acquisition transactions (which are referred to as the comparable transactions) involving government IT services companies as a means of comparison for the transaction. Bear Stearns selected these precedent transactions based on the reasonably similar business profiles and operating characteristics of the target companies in comparison with Anteon. The precedent transactions selected include the following:

     o DRS Technologies, Inc./Engineered Support Systems, Inc. (announced September 2005)

     o   L-3 Communications Corporation/The Titan Corporation (announced June
         2005)

     o   Nortel Networks Corporation/PEC Solutions Inc. (announced April 2005)

     o   Lockheed Martin Corporation/The Sytex Group, Inc. (announced February
         2005)

     o   BAE Systems plc/DigitalNet Holdings Inc. (announced (September 2004)

     o CACI International, Inc./American Management Systems' US Defense and Intelligence Group (announced March 2004)

     o Lockheed Martin Corporation/Affiliated Computer Services' Federal Government IT business (announced August 2003)

     o General Dynamics Corporation/Digital System Resources, Inc. (announced July 2003)

     o   General Dynamics Corporation/Veridian Corporation (announced June 2003)

         Bear Stearns analyzed the implied transaction EV multiples in these comparable transactions as a multiple of the forward projected EBITDA for the twelve-month period post-transaction as forecasted by Wall Street equity research on or just prior to the date of the transaction, which is referred to as Forward EBITDA. These comparable transaction multiples were compared with the same multiple implied in the proposed merger based on the projections provided by Anteon's management and assuming a $55.50 per share purchase price for Anteon common stock.

         The comparable transactions reflected mean, median and high EV/Forward EBITDA multiples of 10.4x, 10.4x, and 12.1x, respectively. Bear Stearns calculated an implied per share equity value reference range for Anteon of $37.98 to $50.58 based on comparable transaction multiples ranging from 9.2x to 12.1x EV/Forward EBITDA. This implied per share equity value reference range compares with the proposed transaction price of $55.50 per share for Anteon, which represents an implied multiple of 13.2x EV 2006E EBITDA.

         DISCOUNTED CASH FLOW ANALYSIS: Bear Stearns performed a discounted cash flow analysis of Anteon for the purpose of determining the estimated equity value range of Anteon. In conducting this analysis, Bear Stearns used the projected after-tax unlevered free cash flows for Anteon based on the Anteon forecasts plus its terminal value, calculated as a multiple of 9.0x to 11.0x terminal period forward projected EBITDA, and discounted these items to determine the present value using a range of discount rates that corresponded to Anteon's estimated weighted average cost of capital, which is referred to as WACC, during that period. Bear Stearns used a range of WACCs of 11% to 13%, which was based on an unlevered beta range of 0.75 to 0.95 (determined by observing Anteon's and comparable public companies' historical and projected betas). Based on this analysis, Bear Stearns calculated an implied per share equity value reference range for Anteon of between $44.06 to $56.56. This compares to the proposed transaction price of $55.50 per share.

         CONSENSUS WALL STREET RESEARCH PRICE TARGET ANALYSIS: In reviewing current Wall Street research estimates for Anteon, Bear Stearns observed that 12 of 15 firms providing equity research coverage as of December 8, 2005 reported 52-week stock price targets for Anteon. These 52-week stock price estimates ranged between $45.00 and $55.00 with a mean and median price target of $51.08 and $52.00, respectively.

         PREMIUMS PAID ANALYSIS: Bear Stearns compared the premium proposed to be paid in the merger with premiums paid in domestic change of control mergers and acquisitions transactions announced between January 1, 2002 through November 30, 2005 with transaction values between $1.0 billion and $3.0 billion. Bear Stearns calculated the premium per share paid by the acquiror with the share price of the target prevailing 1-day, 1-week, and 1-month prior to the announcement of the transactions. Bear Stearns observed that mean premiums for this transaction universe were 21.4%, 24.1%, and 25.9%, respectively.

         Bear Stearns also reviewed the premiums paid in each of the transactions discussed previously in the Selected Comparable Precedent Transactions Analysis in which the target company was a standalone public company. The average 1-day, 7-day, and 30-day premiums for this transaction universe were 24.7%, 24.0% and 29.2%, respectively.

         These observed premiums were compared with the premiums implied in the proposed transaction as of December 8, 2005 of 34.1%, 28.1% and 25.0% for the 1-day, 1-week, and 1-month periods, respectively.

         The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the per share consideration to be received by the stockholders of Anteon. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

         None of the public companies used in the comparable public company analysis described above are identical to Anteon, and none of the comparable precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not strictly mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Anteon and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

           The form and amount of consideration payable in the merger were determined through negotiations between Anteon and General Dynamics and approved by the board of directors of Anteon. The Bear Stearns opinion was one of the many factors taken into consideration by Anteon's board of directors. Consequently, Bear Stearns' analysis should not be viewed as determinative of the decision of Anteon's board of directors with respect to the fairness of the per share consideration to be received by the stockholders of Anteon.

           Pursuant to the terms of Bear Stearns' engagement letter, Anteon has agreed to pay Bear Stearns a cash fee equal to 0.70% of the aggregate merger consideration, payable upon completion of the merger. In addition, a fee of $2.0 million was payable to Bear Stearns upon the rendering of its fairness opinion, which will be credited against the fee payable upon completion of the merger. In addition, Anteon has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Anteon has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns' engagement.

         Bear Stearns has been previously engaged by Anteon to provide certain investment banking and other services, including participation as an underwriter in Anteon's initial public offering of common stock in March of 2002 and a subsequent follow-on offering of common stock in August of 2003, for which Bear Stearns received customary fees. In addition, Bear Stearns or its affiliates in the past have been engaged by General Dynamics or its affiliates to provide certain investment banking and other services, including strategic advisory services with respect to certain acquisitions and participation as an underwriter in various debt financings, in matters unrelated to the merger, for which it has received, or expects to receive, customary fees. Bear Stearns, through one of its affiliates, is currently a participating lender in General Dynamics' credit facilities, through which General Dynamics may obtain all or a portion of the financing necessary to consummate the merger. Bear Stearns is currently engaged, and in the past has been engaged, by Caxton-Iseman Capital, Inc., an affiliate of Anteon, to provide certain investment banking and other services in matters unrelated to the merger, for which it has received, or expects to receive, customary compensation. In addition, various individuals and entities affiliated with us may have passive minority investments in private equity funds and partnerships managed by parties related to Caxton-Iseman Capital, Inc.

             In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Anteon and/or General Dynamics for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in the securities or bank debt of Anteon and/or General Dynamics.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER PERSONS IN THE
MERGER

         ANTEON STOCK OPTIONS

         As of the record date, there were o shares of our common stock subject to stock options granted to our directors and executive officers under the Amended and Restated Anteon International Corporation Omnibus Stock Plan, which we refer to in this proxy statement as the "option plan."

         The merger agreement provides that each outstanding option to acquire shares of common stock of Anteon granted under the Amended and Restated Anteon International Corporation Omnibus Stock Plan will become fully vested immediately prior to the effective time of the merger and will be cancelled at the effective time of the merger. Each option holder will have the right to receive, within five business days of the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the product of (1) the excess, if any, of $55.50 over the applicable exercise price per share of the option and (2) the number of shares of common stock of Anteon issuable upon exercise of the option (whether or not the option is vested or exercisable).

         The following table summarizes the vested and unvested options held by each of our directors and executive officers as of o, 2006, and the consideration (calculated prior to any reduction for any required withholding taxes) that each of them will receive pursuant to the merger agreement in connection with the cancellation of his or her options:

                                           NUMBER OF
                                          OUTSTANDING            RESULTING
       DIRECTOR/EXECUTIVE OFFICER           OPTIONS            CONSIDERATION
--------------------------------------    -----------       -----------------
Gilbert Decker                                17,500        $      628,125.00
Mark D. Heilman                               54,443        $    2,245,652.50
S. D. Johnson                                105,900        $    2,530,608.00
Paul G. Kaminski                              17,500        $      628,125.00
Joseph M. Kampf                              314,000        $   13,467,180.00
Paul Kern                                     15,000        $      266,850.00
Vincent J. Kiernan, III                       28,517        $      963,387.50
Paul D. Miller                                15,000        $      211,200.00
Seymour L. Moskowitz                          73,599        $    3,208,850.50
William J. Perry                               8,000        $      277,500.00
Charles S. Ream                               60,000        $    1,891,200.00
Curtis L. Schehr                              84,600        $    3,161,264.00
Henry H. Shelton                              17,500        $      628,125.00
Michael T. Smith                              15,000        $      266,850.00
Thomas J. Tisch                                8,000        $      277,500.00
                                             -------        -----------------
                                 TOTALS:     834,559        $   30,652,417.50
                                             =======        =================

         ANTEON RESTRICTED STOCK AWARDS

         Pursuant to the option plan, certain members of our board of directors who are not also employees of Anteon were each granted 1,000 restricted shares of Anteon common stock on August 11, 2005. As of the record date, none of these restricted shares were vested. The merger agreement provides that each restricted share of Anteon common stock will become fully vested by virtue of the merger and each holder of a restricted share will have the right to receive, within five business days of the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the product of (1) $55.50 and (2) the number of restricted shares held by that director.

         SEVERANCE AGREEMENTS

         Certain of our executive officers and certain key members of management, (referred to in this proxy statement as the "executives") entered into agreements with Anteon or its wholly-owned operating subsidiary, Anteon Corporation, a Virginia corporation. The agreements provide for certain compensation payments and other benefits to be paid to the executive by Anteon for varying periods ranging up to 36 months if, after a change of control event such as the merger, the executive's employment is involuntarily terminated without cause, or if the executive resigns his/her employment for "Good Reason," as such term is defined in the agreement. The executive may not resign for "Good Reason" unless he or she has first given notice to Anteon of the reason for that resignation and Anteon has failed to reasonably cure the situation within thirty days after receiving the executive's notice. In addition, the agreements provide that for a one year period following such termination an executive will not solicit our management employees or our customers. If an executive violates this agreement not to solicit our management employees or our customers, Anteon has the right to recover a portion of the compensation payments and other benefits paid to that executive. If the payments under these severance agreements had been triggered as of December 31, 2005, Messrs. Kampf, Ream, Johnson, Heilman and Moskowitz would have been entitled to receive cash severance payments under their respective severance agreements of $[______], $[________], $[_______], $[_______], and

$[________], respectively. In addition, the agreements provide each executive with a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes to which he may be subject by reason of his receipt of any payment, under his employment agreement or otherwise, that constitutes an excess parachute payment under
Section 280G of the Code.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger. The merger agreement provides that from and after the effective time of the merger, General Dynamics will, and will cause Anteon as the surviving company in the merger to, fulfill and honor in all respects, the obligations of Anteon pursuant to any indemnification, exculpation or advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of Anteon or any of its subsidiaries, or certain other parties, under the constitutional documents of Anteon or its subsidiaries or any agreement between these indemnified persons and Anteon or its subsidiaries in effect as of the date of the merger agreement. The merger agreement also provides that for a period of six years following the effective time of the merger the certificate of incorporation and by-laws of Anteon as the surviving company will contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the beneficiaries of these provisions as those contained in Anteon's certificate of incorporation and by-laws in effect on the date of the merger agreement.

         The merger agreement also provides that for a period of six years after the effective time of the merger General Dynamics will cause to be maintained directors and officers liability insurance and fiduciary liability insurance arrangements substantially equivalent in scope and amount of coverage (and on terms and conditions no less advantageous to the insureds) to the policies maintained by Anteon as of the date of the merger agreement with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the effective time of the merger. The merger agreement provides that General Dynamics will not be required to make total annual premium payments with respect to these insurance arrangements to the extent the premiums exceed 200% of the last annual premium paid by Anteon prior to the date of the merger agreement. If the annual premium costs necessary to maintain this insurance coverage exceed 200% of the last annual premium paid by Anteon, General Dynamics will maintain as much comparable directors and officers liability insurance and fiduciary liability insurance as is reasonably obtainable for an annual premium not exceeding 200% of the last annual premium paid by Anteon.

         STOCKHOLDERS AGREEMENT INVOLVING AZIMUTH TECHNOLOGIES, L.P. AND AZIMUTH TECH II LLC

         Azimuth Technologies, L.P. and Azimuth Tech. II LLC are two of our principal stockholders. The sole general partner of Azimuth Technologies, L.P. and the sole managing member of Azimuth Tech. II LLC is Georgica (Azimuth Technologies), L.P., the sole general partner of which is Georgica (Azimuth Technologies), Inc., a corporation wholly-owned by Frederick J. Iseman, the chairman of our Board of Directors. As a result, Mr. Iseman controls both Azimuth Technologies, L.P. and Azimuth Tech. II LLC. In addition, Mr. Iseman, Steven M. Lefkowitz, a director of Anteon, and Robert A. Ferris, a director of Anteon, are each employed by Caxton-Iseman Capital, Inc. Mr. Iseman is the chairman, managing partner and founder of that firm.

         Azimuth Technologies, L.P., Azimuth Tech. II LLC, Mr. Lefkowitz, SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz, and the Ferris Family 1987 Trust, of which Mr. Ferris is a trustee, entered into a stockholders agreement immediately prior to the consummation of Anteon's initial public offering, or "IPO". Under this stockholders agreement, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC agreed to vote all of the shares of our common stock they beneficially own on any matter submitted to the vote of our stockholders whether at a meeting or pursuant to a written consent at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities, and will constitute and appoint these entities or any nominees thereof as their respective proxies for purposes of any stockholder vote. The agreement provides that none of the Ferris Family 1987 Trust, Mr. Lefkowitz or SML Family Investors LLC may sell or in any way transfer or dispose of the shares of our common stock they beneficially own without the prior written consent of either Azimuth Technologies, L.P. or Azimuth Tech. II LLC, unless Azimuth Technologies, L.P. and Azimuth Tech. II LLC are participating in that sale, and then the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC may participate in such sale in a pro rata amount. The Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC will be required to participate pro rata in any sale by Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities.

         REGISTRATION RIGHTS

         On March 11, 2002, Azimuth Technologies, L.P., Azimuth Tech. II LLC, Messrs. Frederick J. Iseman, Joseph M. Kampf, Carlton B. Crenshaw, Thomas M. Cogburn, Seymour L. Moskowitz and Steven M. Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust and certain other parties named therein, entered into a registration rights agreement (referred to in this proxy statement as the "Registration Rights Agreement") with us relating to the shares of common stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, the Caxton-Iseman Stockholders may require that we register for public resale under the Exchange Act all shares of common stock they request be registered at any time after 180 days following our IPO. The Caxton-Iseman Stockholders may demand five registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5 million or more. Since we are eligible to register the sale of our securities on Form S-3 under the Exchange Act, the Caxton-Iseman Stockholders have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust are entitled to piggyback registration rights with respect to any registration request made by the Caxton-Iseman Stockholders. If the registration requested by the Caxton-Iseman Stockholders is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the Caxton-Iseman Stockholders and Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC, the Ferris Family 1987 Trust and the other participating designated holders as defined in the Registration Rights Agreement (pro rata, based on their respective ownership of our common equity), (ii) second, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by us for our own account. On September 3, 2003, we amended the Registration Rights Agreement to (i) allow certain of our stockholders and designated holders under the Registration Rights Agreement, including Messrs. Decker, Kaminski, Schehr, Gurner, Dawson, Heilman, Johnson and Ream and

Ms. Centracchio, to participate in future offerings and (ii) permit us to designate certain other management stockholders and directors to participate in future offerings.

         In addition, the Caxton-Iseman Stockholders, Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust and the other designated holders under the Registration Rights Agreement have been granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for own account, (ii) second, shares offered by the Caxton-Iseman Stockholders, Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC, the Ferris Family 1987 Trust and the other participating designated holders under the Registration Rights Agreement (pro rata, based on their respective ownership of our common equity), and (iii) third, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity). In connection with these registrations under the Registration Rights Agreement, we are required to indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions).

         In August 2003, the Caxton-Iseman Stockholders exercised their right requiring us to register their shares on a Form S-3 registration statement. In addition, certain of the other parties to the registration rights agreement exercised their rights thereunder to piggyback on the registration for the accounts of the Caxton-Iseman Stockholders. As a result, we filed with the SEC a registration statement on Form S-3 on August 22, 2003 and an amendment thereto on September 4, 2003 (Commission File No. 333-108147), and a registration statement on Form S-3 on September 16, 2003 (Commission File No. 333-108858). In connection with the offering of these shares, the Caxton-Iseman Stockholders reimbursed the Company for all fees, costs and expenses (except underwriting discounts and selling commissions) incurred by the selling stockholders.

         In December 2003, the Caxton-Iseman Stockholders again exercised their right requiring us to register their shares on a Form S-3 registration statement. As a result, we filed with the SEC a registration statement on Form S-3 on December 17, 2003 and an amendment thereto on March 2, 2004 (Commission File No. 333-111249) (referred to collectively in this proxy statement as the "Shelf Registration Statement"). The Ferris Family 1987 Trust, SML Family Investors LLC and Mr. Lefkowitz exercised their rights to piggyback on the Shelf Registration Statement, while all other parties with piggyback rights declined to register their shares on the Shelf Registration Statement. We agreed to indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions) in connection with that registration. The total fees, costs and expenses incurred by the Company in connection with the Shelf Registration Statement were approximately $206,000.

         On October 29, 2004, the Caxton-Iseman Stockholders, sold 3,600,000 shares of our common stock in an underwritten offering pursuant to a shelf registration statement on Form S-3 filed with the SEC (Commission File No. 333-111249). Neither we nor any of our executive officers participated in the sale of shares in this offering. In connection with this offering, we incurred $240,000 of expenses for the year ended December 31, 2004, for which we were not reimbursed, in accordance with the terms of our registration rights agreement with certain of our stockholders, as amended.

         Pursuant to our registration rights agreement with the selling stockholders, we will use our commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until all of the selling stockholders' shares of our common stock have been sold. As of the date of this proxy statement, no other offerings have been made pursuant to the Shelf Registration Statement. Our obligation to keep the Shelf Registration Statement effective is subject to specified, permitted exceptions, such as a good faith determination by our Board of Directors that the registration would materially interfere with certain activities of ours. In these cases, we may suspend offers and sales of the shares of common stock pursuant to the Shelf Registration Statement.

         OTHER RELATIONSHIPS

         The son of our President and Chief Executive Officer, Joseph M. Kampf, has been employed by the Company as a Corporate Development Analyst since January 2003 and received an annual salary of $64,431 in 2004.

DELISTING AND DEREGISTRATION OF ANTEON COMMON STOCK

         If the merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

ACCOUNTING TREATMENT

         Anteon has been advised by General Dynamics that General Dynamics will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         GENERAL

         The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the "Code", current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis and are subject to different interpretations. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax considerations described herein, and no ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. For purposes of this discussion, the term "U.S. holder" means any of the following holders of our common stock:

     o a citizen or resident (as determined for U.S. federal income tax purposes) of the United States;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

     o a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

     o an estate the income of which is subject to U.S. federal income tax regardless of its source.

         This discussion assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or entities treated as partnerships for U.S. federal income tax purposes, non-U.S. stockholders, expatriates, persons subject to the alternative minimum tax, persons who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or persons who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws (e.g. estate or gift tax laws) other than those pertaining to federal income tax.

         If a partnership or other flow-through entity holds our common stock, the U.S. federal income tax treatment of a partner or other owner generally will depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity. A U.S. holder that is a partner of a partnership or an owner of a different type of flow-through entity holding our common stock should consult its own tax advisor.

         WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

         A U.S. holder's receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize capital gain or loss equal to the difference between:

     o   the amount of cash received in exchange for that common stock; and

     o   the U.S. holder's adjusted tax basis in that common stock.

         If your holding period for the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss you recognize will be long-term capital gain or loss. Under current law, non-corporate taxpayers generally are subject to a maximum regular U.S. federal income tax rate of 15% on net long-term capital gains. The deductibility of a capital loss is subject to certain limitations under the Code. If you acquired different blocks of common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of common stock.

         INFORMATION REPORTING AND TAX WITHHOLDING

         You may be subject to information reporting on IRS Form 1099 on the cash you receive pursuant to the merger unless you are a corporation or otherwise exempt from information reporting.

         Backup withholding (currently at a rate of 28%) will also apply to the amount of cash you receive pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number on IRS Form W-9, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

REGULATORY APPROVALS

         Other than approval pursuant to the HSR Act, no other material federal or state regulatory approvals are required to be obtained by us, General Dynamics or Merger Sub in connection with the merger. On January o, 2006, Anteon and General Dynamics each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the HSR Act and related rules, the merger may not be completed until the expiration or termination of the statutory waiting period. The waiting period is scheduled to expire at 12:00 A.M. on February ?, 2006, unless extended.

AMENDMENT TO ANTEON'S RIGHTS AGREEMENT

         In connection with the signing of the merger agreement, Anteon also amended its rights agreement with American Stock Transfer & Trust Company to provide that the preferred stock purchase rights issued under the rights agreement will not become exercisable nor will any holder of any preferred stock purchase right be entitled to exercise any other rights described in the agreement because of:

     o the approval, execution or delivery of the merger agreement or any amendments of the merger agreement; or

     o   the consummation of the merger.

         Among other things, the amendment also provides that the preferred stock purchase rights will expire immediately prior to the effective time of the merger.

APPRAISAL RIGHTS

         Pursuant to Section 262 of the DGCL, any Anteon stockholder who does not wish to accept the $55.50 merger consideration may demand appraisal of his or her shares of Anteon common stock and have the fair value of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of
Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as EXHIBIT C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in
Section 262 of the DGCL and

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

in this summary to a "stockholder" are to the record holder of the shares of Anteon common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Anteon common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, Anteon believes that stockholders who consider exercising these rights should seek the advice of counsel.

         Under Section 262 of the DGCL, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by Anteon's stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as EXHIBIT C. Any Anteon stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder's right to do so, should review the following discussion and EXHIBIT C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

         Stockholders wishing to seek an appraisal of their shares must do ALL of the following:

     o The stockholder must not vote in favor of the adoption of the merger agreement and approval of the merger. Moreover, because a signed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and approval of the merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement and approval of the merger;

     o The stockholder must deliver to Anteon a written demand for appraisal BEFORE the vote on the adoption of the merger agreement and approval of the merger at the special meeting;

     o The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger; and

         Within 120 days after the effective time of the merger, but not thereafter, Anteon, or any Anteon stockholder who has complied with the procedures under Section 262 of the DGCL and who is entitled to appraisal rights under Section 262 of the DGCL, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. Anteon is not under any obligation to file a petition seeking the appraisal of the shares of Anteon common stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

         Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement and approve the merger will constitute a written demand for appraisal within the meaning of
Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

         Only a holder of record of shares of Anteon common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of

Anteon common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of Anteon common stock owned and that the stockholder intends to demand appraisal of his or her Anteon common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock of Anteon held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

         A stockholder who elects to exercise appraisal rights pursuant to
Section 262 of the DGCL should mail or deliver a written demand to: Curtis L. Schehr, Secretary, Anteon International Corporation, 3211 Jermantown Road, Fairfax, Virginia 22030-2801.

         If the merger agreement is adopted and the merger is approved, Anteon will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of Anteon who did not vote in favor of the adoption of the merger agreement and approval of the merger and who made a written demand for appraisal in accordance with
Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Anteon common stock held by all dissenting stockholders. As there is no present intention to have the surviving company file such a petition, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

         Under the merger agreement, Anteon has agreed to give General Dynamics prompt notice of any demands for appraisal received by it, withdrawals of those demands and any other communications delivered to Anteon pursuant to Section 262 of the DGCL. General Dynamics will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Anteon will not, except with the prior written consent of General Dynamics, settle, offer to settle or make any payment with respect to any demands for appraisal.

         Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

         If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and if the stockholder fails to comply with the court's direction, the court may dismiss the proceeding as to the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Anteon common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged PRO RATA against the value of all shares entitled to appraisal.

         STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE $55.50 MERGER CONSIDERATION. THE BEAR STEARNS OPINION IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL.

         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

         Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder's shares will be converted into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the transaction or if the stockholder delivers to the surviving company a written withdrawal of the holder's demand for appraisal and an acceptance of the transaction in accordance with Section 262 of the DGCL.

                              THE MERGER AGREEMENT

         The following summary of the terms of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is attached as EXHIBIT A to this proxy statement and is incorporated herein by reference. We encourage you to read the entire merger agreement. The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the equity investors or their respective affiliates.

FORM OF THE MERGER

         The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into Anteon. As a result of the merger, the separate corporate existence of Merger Sub will cease and Anteon will continue as the surviving company following the merger as a wholly-owned indirect subsidiary of General Dynamics. Anteon, as the surviving company, will succeed to all the properties, rights, privileges, powers, franchises and assets, and all debts, liabilities and duties of Anteon and Merger Sub.

EFFECTIVE TIME OF THE MERGER

         The merger agreement provides that the merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time that we and General Dynamics specify in the certificate of merger. We will file the certificate of merger at the closing of the merger, which will take place no later than the second business day following the satisfaction or the waiver of the conditions set forth in the merger agreement or at such other time as we and General Dynamics agree in writing.

DIRECTORS AND OFFICERS

         The directors and officers of Merger Sub at the effective time of the merger will be the initial directors and officers of the surviving company. The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving company.

MERGER CONSIDERATION

         The merger agreement provides that each share of common stock of Anteon (other than shares owned by Anteon, General Dynamics or Merger Sub, or any of their respective subsidiaries, and dissenting shares) issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive an amount in cash equal to $55.50, less any required withholding taxes and without interest. Each share of common stock of Anteon that is owned by Anteon, General Dynamics or Merger Sub, or any of their respective subsidiaries, will be cancelled and extinguished at the effective time of the merger and no consideration will be delivered in exchange for those shares. If appraisal rights for any of Anteon's shares are perfected by any Anteon stockholder, those shares will be treated as described in the section entitled "The Merger--Appraisal Rights."

PAYMENT PROCEDURES

         Prior to the effective time of the merger, General Dynamics will appoint a paying agent approved by us. No later than three business days following the effective time of the merger, General Dynamics will instruct the paying agent to mail to each stockholder a letter of transmittal and instructions explaining how to surrender stock certificates or execute an appropriate instrument of transfer of your shares of Anteon common stock in exchange for the merger consideration. Upon surrender of a certificate or appropriate instrument of transfer representing shares of Anteon common stock to the paying agent, together with a duly executed and completed letter of transmittal and all other documents required by the paying agent, each former stockholder of Anteon will be entitled to receive $55.50 for each share of Anteon common stock so surrendered.

EFFECT ON STOCK OPTIONS, STOCK-BASED AWARDS AND EMPLOYEE STOCK PURCHASE PLAN

         The merger agreement provides that each outstanding option to acquire shares of common stock of Anteon granted under the Amended and Restated Anteon International Corporation Omnibus Stock Plan will become fully vested immediately prior to the effective time of the merger and will be cancelled at the effective time of the merger. Each option holder will have the right to receive, within five business days of the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the product of (1) the excess, if any, of $55.50 over the applicable exercise price per share of the option and (2) the number of shares of common stock of Anteon issuable upon exercise of the option (whether or not the option is vested or exercisable).

         The merger agreement provides that all other stock-based awards outstanding immediately prior to the effective time of the merger (including restricted stock and performance shares or awards) will become fully vested by virtue of the merger and each holder of an award will have the right to receive, within five business days of the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the product of (1) $55.50 and (2) the number of shares subject to the award.

         The merger agreement provides that the Anteon International Corporation Employee Stock Purchase Plan (and any offering period under the plan) is to be terminated at the effective time of the merger and no offering period (as defined under the plan) will commence following the date of the merger agreement. Under the merger agreement, each participant in the plan will receive for any option under the plan outstanding at the effective time of the merger, in lieu of any other consideration, within five business days of the effective time of the merger, a cash payment (less any required withholding taxes and without interest) equal to the sum of (1) $55.50 multiplied by the number of whole shares of the common stock of Anteon that would have been issued upon exercise of such options had they been exercised at the effective time of the merger and the participant had purchased the maximum number of shares using the full amount of his or her "contributions" (as defined under the plan) and (2) any such "contributions" that would not have been sufficient to purchase a whole share.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by Anteon, including, but not limited to, representations and warranties relating to:

     o   corporate organization, authority to conduct business and standing;

     o   capitalization;

     o corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement;

     o   voting standard required for stockholder approval of the merger;

     o conflicts or violations under charter documents, contracts, instruments or laws, required consents or approvals and creation or imposition of any liens;

     o reports, proxy statements and financial statements filed with the Securities and Exchange Commission, the accuracy of the information in those documents, internal control over financial reporting, disclosure controls and procedures and required certifications with respect thereto;

     o   absence of undisclosed liabilities;

     o   absence of certain events and changes;

     o   litigation matters and compliance with laws;

     o   material contracts, government contracts and performance thereunder;

     o   tax matters;

     o   employee benefit matters;

     o   environmental matters;

     o   owned and leased real property;

     o   intellectual property matters;

     o   labor matters;

     o   amendment of the rights agreement;

     o applicability of certain takeover laws and our satisfaction of the requirements under those laws;

     o   insurance;

     o   broker's and finders' fees; and

     o   receipt of an opinion from our financial advisor.

         Many of the above representations and warranties were qualified by a material adverse effect standard. A material adverse effect for purposes of our representations and warranties means any event, circumstance, condition, change, development or effect that, individually or in the aggregate, would have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of us and our subsidiaries taken as a whole, or on our ability to consummate the merger and perform our obligations under the merger agreement.

         In determining whether a material adverse effect has occurred, none of the following are taken into account:

     o conditions affecting any of the industries in which Anteon or its subsidiaries operate generally;

     o   conditions generally affecting the economy or capital markets;

     o changes in Anteon's stock price or trading volume (although the facts or occurrences giving rise to or contributing to a change in Anteon's stock price or trading volume may be taken into account to determine whether there has been a material adverse effect); or

     o   the announcement, pendency or consummation of the merger.

         The merger agreement contains representations and warranties made by General Dynamics and Merger Sub including, but not limited to, representations and warranties relating to:

     o   corporate organization, authority to conduct business and standing;

     o corporate power and authority to enter into and perform their respective obligations under, and enforceability of, the merger agreement;

     o conflicts or violations under charter documents or laws, and required consents or approvals;

     o availability of funds to perform its obligations under the merger agreement, including payment of the merger consideration and amounts payable in respect of stock options and other awards;

     o information in this proxy statement supplied by General Dynamics or Merger Sub expressly for inclusion herein;

     o   litigation matters; and

     o   absence of brokers' and finders' fees.

         The representations and warranties of the parties will expire at the effective time of the merger.

         The merger agreement contains representations and warranties that the parties to the agreement made to and solely for the benefit of each other. The assertions embodied in the representations and warranties made by Anteon are qualified by information in a confidential disclosure letter that Anteon delivered to General Dynamics in connection with signing the merger agreement. While Anteon does not believe that the disclosure letter contains non-public information that the securities laws require to be publicly disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to materiality, material adverse effect or knowledge qualifiers, and (iii) they are modified in important part by the confidential disclosure letter. The confidential disclosure letter contains information that has been included in Anteon's prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Anteon's public disclosures.

CONDUCT OF BUSINESS PENDING THE MERGER

         From the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, unless General Dynamics otherwise agrees in writing, Anteon and its subsidiaries will:

     o conduct their operations in accordance with their ordinary course of business consistent with past practice; and

     o use reasonable efforts to preserve intact their business organization, keep available the services of their current officers and employees, preserve the goodwill of those having business relationships with them, preserve their relationships with customers, creditors and suppliers, maintain their books, accounts and records and comply in all material respects with applicable laws.

           Anteon also agreed that, until the effective time of the merger, neither it nor its subsidiaries will take any of the following actions without the prior written consent of General Dynamics:

     o amend or propose to amend its certificate of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any authorized but unissued capital stock;

     o split, combine or reclassify any shares of its capital stock, amend the terms of any outstanding securities or repurchase, redeem or acquire any shares of capital stock;

     o declare, pay or set aside any dividend or distribution other than dividends payable by a wholly-owned subsidiary of Anteon to Anteon or another wholly-owned subsidiary;

     o authorize for issuance, issue, sell or grant any capital stock or any options or other securities or rights to acquire capital stock or which are exchangeable for or convertible into capital stock other than in connection with the exercise of options outstanding on the date of the merger agreement or in connection with any offering period under the employee stock purchase plan that has commenced prior to the date of the merger agreement, or repurchase, redeem or otherwise acquire any shares of capital stock or any other securities exercisable or exchangeable for or convertible into capital stock;

     o merge or consolidate, liquidate, dissolve, recapitalize or reorganize, or create any new subsidiary;

     o sell, lease, license, pledge, encumber or otherwise dispose of any material assets or interests, except in the ordinary course of business, consistent with past practice;

     o acquire any assets other than in the ordinary course of business, consistent with past practice;

     o acquire any equity interest in any entity or any business, or enter into any joint venture, strategic alliance or other similar arrangement with another entity, other than teaming or other similar agreements entered into in the ordinary course of business, consistent with past practice;

     o incur, assume or guarantee any indebtedness (including the issuance of debt securities) other than under Anteon's existing credit lines, intercompany indebtedness or in the ordinary course of business, consistent with past practice;

     o except as required by changes in law or GAAP, change any of Anteon's accounting principles or practices used as of September 30, 2005 that would reasonably be expected to materially affect the assets, liabilities, or results of operation of Anteon or its subsidiaries;

     o except in the ordinary course of business, consistent with past practice, make or change any material tax election, settle or compromise any material tax liability, change in any material respect any accounting method in respect of taxes, file any amendment to a material tax return, settle any material claim or material assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

     o except as required under any existing agreement and other than increases in cash compensation in the ordinary course of business consistent with past practice, grant any increase in compensation, bonus, severance, pension or other benefit plan;

     o except as required by the terms of any employment-related agreement grant any severance or termination pay except to employees who are not executive officers in amounts consistent with Anteon's policies and past practices or pursuant to certain written agreements identified in the confidential disclosure letter delivered by Anteon to General Dynamics in connection with the execution of the merger agreement;

     o make any individual capital expenditure, addition or improvement in excess of $1,000,000;

     o enter into or terminate, renew or amend in any material respect any material contract, except for terminations, renewals or amendments in the ordinary course of business, consistent with past practice;

     o waive, release or assign any material rights, claims or benefits under any material agreement;

     o enter into or submit a bid for any government contract that would limit under applicable federal regulations General Dynamics, Merger Sub or any of their respective subsidiaries from engaging in any line of business, competing with any entity or selling any product or service;

     o engage in any "reportable transaction," including any "listed transaction" within the meaning of Section 6011 of the Internal Revenue Code of 1986 or any other applicable law;

     o waive or release any of the material rights of Anteon or its subsidiaries, taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations before due except in the ordinary course of business and consistent with past practice;

     o settle or compromise any material pending or threatened suit, action or proceeding; or

     o   agree, resolve or commit to take any action described above.

OTHER PROPOSALS

         We have agreed to certain limitations on our ability to take action with respect to other acquisition proposals prior to the effective time of the merger. Notwithstanding these limitations, we may respond to certain proposals prior to the adoption of the merger agreement and approval of the merger by our stockholders. The merger agreement provides that:

     o the term "acquisition proposal" means any inquiry, proposal, indication of interest or offer relating to an acquisition or sale of 20% or more of Anteon's consolidated assets or 20% or more of Anteon's or its subsidiaries' equity securities, a tender or exchange offer that would result in any one person or entity beneficially owning 20% or more of Anteon's or any of its subsidiaries' equity securities, or a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction other than the merger of Anteon and Merger Sub contemplated by the merger agreement; and

     o the term "superior proposal" means an unsolicited, bona fide, written acquisition proposal not received in violation of the following paragraph for at least a majority of Anteon's outstanding common stock or all or substantially all of its consolidated assets which is fully financed or for which financing is reasonably likely to be available and on terms that Anteon's board of directors determines in good faith would result in a transaction that is more favorable to Anteon's stockholders from a financial point of view than the merger with Merger Sub and is reasonably capable of being completed according to its terms.

         The merger agreement provides that, prior to the effective time, Anteon and its representatives may not:

     o solicit, initiate, facilitate or knowingly encourage the making or submission of any acquisition proposal;

     o enter into any letter of intent, agreement, arrangement or understanding with respect to any acquisition proposal, or agree to approve or endorse any acquisition proposal or enter into any agreement, arrangement or understanding that would require Anteon to abandon, terminate or fail to consummate the merger;

     o initiate or participate in any discussions or negotiations or furnish or disclose information in furtherance of a proposal that constitutes or could lead to an acquisition proposal; or

     o facilitate any inquiries or the making or the submission of a proposal that constitutes or could reasonably be expected to lead to an acquisition proposal.

         Prior to the adoption of the merger agreement and approval of the merger by our stockholders, Anteon is permitted to engage in discussions and negotiations with respect to an unsolicited, bona fide acquisition proposal and furnish information about itself and its subsidiaries to the party making such a proposal pursuant to a customary confidentiality agreement that is at least as restrictive on the other party as the confidentiality agreement between Anteon and General Dynamics if:

     o Anteon has not violated its obligations as described in the preceding paragraph; and

     o Anteon's board of directors determines in good faith, after consulting with its financial advisor and outside legal counsel, that the acquisition proposal is, or is reasonably likely to result in, a superior proposal and that failure to provide such information, or engage in such discussions or negotiations regarding the acquisition proposal would result in a breach of the fiduciary duties of Anteon's board of directors to Anteon's stockholders under applicable law.

         In addition, the merger agreement provides that Anteon will:

     o notify General Dynamics of any acquisition proposal or any request for information or inquiry that could reasonably be expected to lead to an acquisition proposal within 48 hours of receiving such proposal or inquiry, which notification will include a copy or summary of the acquisition proposal or inquiry, including the identity of the third party making such acquisition proposal or inquiry;

     o keep General Dynamics advised on a reasonably current basis as to the status and content of any discussions or negotiations involving any acquisition proposal or inquiry and promptly make available to General Dynamics any non-public information furnished in connection with such acquisition proposal or inquiry that has not been previously provided to General Dynamics; and

     o notify General Dynamics in writing promptly after any determination by Anteon's board of directors that an acquisition proposal is, or would reasonably be likely to result in or lead to a superior proposal.

         Neither Anteon's board of directors nor any committee thereof may withdraw, modify or change, or propose publicly to withdraw, modify or change, its recommendation regarding the merger in a manner adverse to General Dynamics, Merger Sub or the transactions contemplated by the merger agreement unless, prior to obtaining stockholder approval, Anteon's board of directors determines in good faith, after consultation with its outside legal counsel, that failing to do so would be a breach of the fiduciary duties of Anteon's board of directors to Anteon's stockholders. If Anteon's board of directors withdraws, modifies or changes, or proposes publicly to withdraw, modify or change, its recommendation in response to a superior proposal, Anteon has agreed to give General Dynamics four business days written notice of the material terms and provisions of the superior proposal and to negotiate in good faith with General Dynamics during that period to amend the merger agreement so that the acquisition proposal is no longer a superior proposal. If at the end of such four business day period, Anteon's board of directors continues to believe in good faith, after receiving the advice of its outside legal counsel and financial advisors, that the acquisition proposal continues to be a superior proposal, and

Anteon satisfies its obligations to pay any termination fee and make any expense reimbursement, then it may withdraw, modify or change its recommendation by written notice to General Dynamics and terminate the merger agreement.

EMPLOYEE BENEFITS

         The merger agreement provides that General Dynamics will, for a period beginning on the date the merger closes and ending on December 31, 2007, provide Anteon employees with compensation and other benefits that are no less favorable than the compensation and benefits provided to them immediately prior to the closing of the merger. Starting on January 1, 2007, General Dynamics may satisfy this obligation by providing compensation and benefits on substantially the same basis as are provided to similarly situated employees of General Dynamics Network Systems, Inc., an indirect wholly-owned subsidiary of General Dynamics.

         The merger agreement provides that General Dynamics will waive all limitations as to pre-existing conditions, exclusions and waiting periods under any welfare or fringe benefit plan in which Anteon employees may be eligible to participate after the closing date of the merger and will provide each Anteon employee with credit under any general leave, welfare or fringe benefit plan in which the employee becomes eligible to participate after the closing date for any co-payments and deductibles paid by such employee for the then current plan year under the corresponding plan maintained by Anteon prior to the date of closing.

         The merger agreement provides that General Dynamics will honor all severance agreements in effect on the date of the merger agreement. The merger agreement also provides that General Dynamics will honor and satisfy all commitments with respect to Anteon's annual incentive bonuses payable for 2005 in accordance with Anteon's compensation plans in effect on the date of the agreement.

OTHER COVENANTS

         The merger agreement contains a number of mutual covenants of Anteon and General Dynamics, including covenants relating to:

     o   actions relating to anti-takeover statutes;

     o   obtaining all necessary governmental approvals and consents;

     o preparing and filing this proxy statement, the inclusion in the proxy statement of the recommendation of Anteon's board of directors that Anteon's stockholders vote in favor of the merger and the accuracy of the information furnished to each other for inclusion in the proxy statement;

     o   making public announcements in connection with the merger;

     o notifying the other party of certain events and supplementing information in the confidential disclosure letter delivered in connection with the merger agreement;

     o indemnification, exculpation, advancement of expenses and director and officer liability insurance; and

     o maintaining the confidentiality of the non-public documents furnished to each other.

CONDITIONS TO THE MERGER

         The respective obligations of each party to complete the merger are subject to the satisfaction or written waiver of the following conditions:

     o Anteon stockholders must adopt the merger agreement and approve the merger;

     o there must be no order, decree, ruling, judgment or injunction by any governmental authority of competent jurisdiction making illegal or preventing the merger substantially on the terms contemplated in the merger agreement; and

     o the waiting period under the HSR Act must have expired or been terminated.

         Anteon's obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

     o the representations and warranties of General Dynamics and Merger Sub in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations and warranties made as of a specified date, which must only continue to be true as of such specified date), with only those exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on General Dynamics;

     o General Dynamics and Merger Sub must have performed in all material respects all of their respective obligations and have complied in all material respects with all of their respective covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

     o General Dynamics must have delivered to Anteon a certificate, dated the date of closing and signed by an executive officer, certifying the satisfaction of the conditions set forth above.

         General Dynamics' and Merger Sub's obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

     o the representations and warranties of Anteon set forth in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations and warranties made as of a specified date, which must only continue to be true as of such specified date), with only those exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on Anteon;

     o Anteon must have performed or complied with in all material respects all obligations required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

     o there must have been no material adverse effect with respect to Anteon since the date of the merger agreement;

     o Anteon must have delivered to General Dynamics a certificate, dated the date of closing and signed by an executive officer, certifying the satisfaction of the conditions set forth above;

     o   Anteon shall have delivered an affidavit meeting the requirements of
         Section 1445(b)(3) of the Internal Revenue Code; and

     o the total number of shares for which appraisal has been duly demanded under Delaware law will not have exceeded 16% of our issued and outstanding shares at the completion of the merger (which percentage will be reduced by the amount of the dissenting shares of certain specified stockholders).

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or, under certain circumstances, after, the adoption of the merger agreement and the approval of the merger by the stockholders:

     o   by mutual written consent of General Dynamics and Anteon;

     o by either General Dynamics or Anteon if the merger has not been consummated by April 30, 2006 (subject to an extension by either General Dynamics or Anteon to July 31, 2006 if the applicable waiting period under the HSR Act has not expired or terminated) unless the failure to complete the merger by that date is due to the terminating party's material breach of the merger agreement;

     o by either General Dynamics or Anteon if there are any laws that prohibit the merger, or if a final and non-appealable order, decree, ruling, judgment or injunction has been entered by a governmental authority permanently restraining or otherwise prohibiting the merger and the terminating party has made reasonable efforts to resist, resolve or remove such law, order, decree, ruling, judgment or injunction;

     o by either General Dynamics or Anteon if stockholder approval for the merger proposal is not obtained unless that failure was caused by a material breach of the merger agreement by the terminating party;

     o by either General Dynamics or Anteon if any one of the following has occurred: (i) the waiting period applicable to the consummation of the merger under the HSR Act has not expired or been terminated by April 30, 2006 (subject to extension until July 31, 2006 as mentioned above);
         (ii) any governmental authority files a complaint or otherwise commences a proceeding seeking an injunction or order enjoining the consummation of the merger or restraining or prohibiting the operation of the business of General Dynamics or any of its subsidiaries after the effective time of the merger; or (iii) General Dynamics receives notice that either the United States Federal Trade Commission or the United States Department of Justice has authorized its staff to file a complaint or seek a preliminary injunction enjoining consummation of the merger; provided that in each case the terminating party has used its reasonable efforts to resist, resolve or remove the impediments to the closing of the merger;

     o by either General Dynamics or Anteon if the non-terminating party fails to satisfy its obligations relating to representations and warranties described in the "Conditions to

         Closing" section above or if the non-terminating party materially breaches or fails to perform any of its covenants or obligations under the merger agreement and in either case does not cure such breach, default or failure in all material respects within 20 days after receiving written notice;

     o by Anteon if prior to obtaining stockholder approval of the merger, the Anteon board of directors authorizes Anteon to enter into a definitive agreement for a superior proposal and Anteon enters into a definitive agreement immediately following the termination of the merger agreement, provided that concurrent with and as a condition to termination of the merger agreement Anteon pays the required termination fee and expense reimbursement to General Dynamics;

     o by General Dynamics if Anteon's board of directors withdraws or adversely modifies its recommendation to approve the merger or if the board of directors fails to reconfirm its recommendation to approve the merger within 10 business days of a request to do so following notice of a public announcement of Anteon's receipt of an acquisition proposal or any material change thereto or a public announcement of any transaction to acquire a material portion of Anteon common stock by a person or entity other than a party to the merger agreement;

     o by General Dynamics if Anteon enters into a definitive agreement with respect to any acquisition proposal or approves or recommends any acquisition proposal; or

     o by General Dynamics if Anteon fails to meet the condition to closing relating to dissenting shares as described in the "Conditions to the Merger" section above.

TERMINATION FEES

         Anteon must pay to General Dynamics a termination fee of $42,500,000 plus up to $500,000 in expenses upon certain events including if:

     o   Anteon terminates the merger agreement to accept a superior proposal;

     o General Dynamics terminates the merger agreement after: (i) Anteon's board of directors withdraws or adversely modifies its recommendation in favor of the merger agreement, (ii) Anteon's board of directors fails to reconfirm its recommendation to approve the merger within 10 business days after a request from General Dynamics to do so under circumstances giving General Dynamics a right to terminate the merger agreement as described above, or (iii) Anteon's board of directors approves or recommends an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal; or

     o the merger agreement is terminated because (i) the closing does not occur on or prior to April 30, 2006 (subject to extension until July 31, 2006 as described above), (ii) Anteon's stockholders do not adopt the merger agreement, (iii) Anteon cannot satisfy its obligations relating to representations and warranties described above in the "Conditions to Closing" section or Anteon breaches any of its covenants which default or breach is not cured within 20 days after notice thereof from General Dynamics or (iv) the condition relating to dissenting shares is not satisfied and, prior to the time of termination, there exists an acquisition proposal and Anteon accepts a written offer for, or otherwise enters into an agreement to consummate, or consummates, an acquisition proposal (for these purposes, acquisition proposal has a 50% threshold instead of a 20% threshold) within one year of termination of the merger agreement.

         General Dynamics will pay to Anteon a termination fee of $42,500,000 plus up to $500,000 in expenses if the merger agreement is terminated by either General Dynamics or Anteon upon the occurrence of any of the following: (i) the waiting period applicable to the consummation of the merger under the HSR Act shall not have expired or been terminated by April 30, 2006 (subject to extension until July 31, 2006, as mentioned above); (ii) any governmental authority files a complaint or otherwise commences a proceeding seeking a judgment, injunction, order or decree enjoining the consummation of the merger or restraining or prohibiting the operation of the business of General Dynamics or any of its subsidiaries after the effective time of the merger; or (iii) General Dynamics receives notice that either the United States Federal Trade Commission or the United States Department of Justice has authorized its staff to file a complaint to seek a preliminary injunction, as the case may be, enjoining consummation of the merger.

OTHER FEES AND EXPENSES

         Except as described above, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

AMENDMENT

         The merger agreement may not be amended except by action taken or authorized by the board of directors of each of Anteon, General Dynamics and Merger Sub in writing, provided that after adoption of the merger agreement by our stockholders, no amendment may be made without the further approval of our stockholders if and to the extent such approval is required under applicable law or in accordance with the rules of the New York Stock Exchange.

                                MARKET PRICE DATA

         Anteon common stock is traded on the New York Stock Exchange. The following table sets forth the high and low closing prices of shares of Anteon common stock as reported on the New York Stock Exchange (rounded to the nearest cent). Anteon did not declare or pay any dividends during the periods indicated. Pursuant to the merger agreement, until the effective time of the merger, Anteon may not declare or pay dividends without the consent of General Dynamics.

         On December 13, 2005, the last full trading day prior to the date of the public announcement of the merger agreement, the closing price of Anteon common stock on the New York Stock Exchange was $40.77 per share. You are encouraged to obtain current market quotations for Anteon common stock.

                                                         MARKET PLACES
                                                   --------------------------
                                                   HIGH                LOW
                                                   ----                ---
FISCAL YEAR ENDED 2003
First Quarter                                      $25.85              $20.00
Second Quarter                                     $29.50              $21.86
Third Quarter                                      $35.10              $27.30
Fourth Quarter                                     $38.95              $30.71

FISCAL YEAR ENDED 2004
First Quarter                                      $37.00              $27.01
Second Quarter                                     $33.62              $28.75
Third Quarter                                      $37.29              $28.25
Fourth Quarter                                     $43.16              $35.70

FISCAL YEAR ENDED 2005
First Quarter                                      $42.00              $33.54
Second Quarter                                     $46.00              $35.99
Third Quarter                                      $48.22              $41.40
Fourth Quarter (through December 13, 2005)         $47.17              $40.75

-------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of January 1, 2006, there were 37,241,574 shares of common stock issued and outstanding. The following table sets forth, as of January 1, 2006, information with respect to the beneficial ownership of Anteon common stock by:

     o   each of the current directors and named executive officers of Anteon;

     o each person who is known to be the beneficial owner of more than 5% of the outstanding shares of common stock of Anteon; and

     o   all directors and executive officers of Anteon as a group.

         The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

         Unless otherwise noted below, the address of each beneficial owner listed on the table below is c/o Anteon International Corporation, 3211 Jermantown Road, Fairfax, Virginia 22030-2801.

                                                                  SHARES(1)
                                                          ---------------------
                 NAME OF BENEFICIAL OWNER                    SHARES         %
--------------------------------------------------------- -------------- ------
Azimuth Technologies, L.P. (2)(3) .......................   1,924,538      5.2
Azimuth Tech. II LLC (2)(3) .............................     687,823      1.9
Georgica (Azimuth Technologies), Inc. (2) (3)............   2,342,041      6.3
Georgica (Azimuth Technologies), L.P. (2) (3)............   2,341,592      6.3
Frederick J. Iseman (2) (3)..............................   2,343,490      6.3
FMR Corp. (4)............................................   2,749,100      7.4
Neuberger Berman, Inc. (5)...............................   2,484,430      6.7
Baron Capital Group, Inc. (6)............................   2,630,600      7.1
Gilbert F. Decker (7)....................................      28,030        *
Dr. Paul Kaminski (7)....................................      34,046        *
Joseph M. Kampf (8)......................................     741,513      2.0
Charles S. Ream (9)......................................       3,100        *
S. Daniel Johnson (10)...................................      12,065        *
Seymour L. Moskowitz (11)................................     135,451        *
Mark D. Heilman (12).....................................     107,653        *
Robert A. Ferris (13)....................................     200,330        *
Steven M. Lefkowitz (14).................................      80,439        *
William J. Perry (15)....................................      11,000        *
General Henry Hugh Shelton, USA (ret.) (16)..............      11,000        *
Admiral Paul David Miller, USN (ret.) (17)...............       3,000        *
General Paul J. Kern, USA (ret.) (17)....................       3,000        *
Michael T. Smith (18)....................................         500        *
All Directors and Executive Officers as a Group (19)        3,724,617      9.9
-------------------
*   Less than 1%.

  (1)  Determined in accordance with Rule 13d-3 under the Exchange Act.

  (2) By virtue of Frederick J. Iseman's indirect control of Azimuth Technologies, L.P., Azimuth Tech. II LLC, Georgica (Azimuth Technologies), L.P. and Georgica (Azimuth Technologies), Inc., which are the investment partnerships organized by Caxton-Iseman Capital, he is deemed to beneficially own the 2,071,272 shares held by these entities. Mr. Iseman has (i) sole voting and dispositive power over 2,072,721 shares of our common stock, and (ii) shared voting and dispositive power over the 280,769 shares of our common stock held in the aggregate by Mr. Ferris, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC and may be deemed to be the beneficial owner thereof. Mr. Iseman's address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10022.

  (3) Includes 1,000, 199,330, 69,746 and 10,693 shares held by the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC, respectively. Mr. Ferris, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC are parties to a stockholders agreement with Azimuth Technologies, L.P. and Azimuth Tech. II LLC with respect to the shares of our common stock held by them. Pursuant to the terms of this stockholders agreement, Mr. Ferris, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC are required to vote all of their shares of common stock at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, and are bound by specified transfer restrictions.

  (4) Based solely upon a Schedule 13G filed by FMR Corp. on February 14, 2005. The address for FMR Corp. provided in such Schedule 13G is 82 Devonshire Street, Boston, MA 02109.

  (5) Based solely upon a Schedule 13G filed by Neuberger Berman, Inc. on February 15, 2005. The address for Neuberger Berman, Inc. provided on such Schedule 13G is 605 Third Avenue, New York, NY 10158.

  (6) Based solely upon a Schedule 13G filed by Baron Capital Group, Inc. on February 14, 2005. The address for Baron Capital Group, Inc. provided on such Schedule 13G is 767 Fifth Avenue, New York, NY 10153.

  (7) Includes 10,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 7,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Mr. Decker's address is 45 Glenridge Avenue, Los Gatos, California 95030. Dr. Kaminski's address is 6691 Rutledge Drive, Fairfax, Virginia 22039.

  (8) Includes 234,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 80,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner.

  (9) Excludes 60,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.

  (10) Includes 10,900 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Excludes 95,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.

  (11) Includes 41,599 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 32,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner.

  (12) Includes 43,333 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 11,110 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by CSP Associates LLC, a limited liability company of which he is a non-managing member.

  (13) Includes 199,330 shares of common stock held by the Ferris Family 1987 Trust. The address of Mr. Ferris and the Ferris Family 1987 Trust is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10022. Excludes shares held by Azimuth Technologies, L.P. and Azimuth Tech. II LLC of which the Ferris Family 1987 Trust is, respectively, a limited partner and a non-managing member. Includes 200,330 shares of common stock with respect to which Mr. Ferris shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman.

  (14) Includes 10,693 shares of common stock held by SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz. Mr. Lefkowitz's address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10021. Excludes shares held by Azimuth

       Technologies, L.P. and Azimuth Tech. II LLC of which he is, respectively, a limited partner and a non-managing member. Includes 80,439 shares with respect to which Mr. Lefkowitz shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman.

  (15) Includes 500 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 7,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days January 1, 2006. Dr. Perry's address is 320 Galvez Street, Stanford, CA 94305-6165.

  (16) Includes 10,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 7,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Gen. Shelton's address is 11911 Freedom Drive, One Fountain Square, 10th Floor Reston, VA 20190. Mr. Tisch's address is 667 Madison Avenue, New York, NY 10021.

  (17) Includes 3,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 12,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of January 1, 2006. Admiral Miller's address is 1565 River Ridge Williamsburg, VA 23185. General Kern's address is c/o EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165.

  (18) Includes 500 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 14,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of January 1, 2006. Mr. Smith's address is c/o Alliant Techsystems, Inc., 5050 Lincoln Drive, Edina, MN 55436.

  (19) Includes 367,332 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 1, 2006. Does not include 354,110 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.

                              STOCKHOLDER PROPOSALS

         We intend to hold an annual meeting in 2006 only if the merger is not completed. In order to be eligible for inclusion in Anteon's proxy materials for Anteon's 2006 annual meeting, if such a meeting is held, written notice of any stockholder proposal must have been received by the Company not later than December 22, 2005. To be considered for presentation at Anteon's annual meeting, if such a meeting is held, stockholder proposals must be received at Anteon's executive office no more than 90 nor less than 60 days prior to the anniversary of the 2005 annual meeting; as a result, proposals must be received between January 25, 2006 and February 24, 2006. All stockholder proposals for inclusion in Anteon's future annual meeting proxy materials, if any, will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether it is included in Anteon's proxy materials), Anteon's certificate of incorporation and by-laws, and Delaware law.

                                  OTHER MATTERS

         We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We and General Dynamics file certain reports and information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Anteon, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement.

         INCORPORATION OF INFORMATION BY REFERENCE

         In order to disclose certain additional important information to you, we refer you to other documents filed by Anteon separately with the SEC. This information is deemed to be part of this proxy statement, except for information superseded by information included directly in, or incorporated by reference subsequent to the date of, this proxy statement. This proxy statement incorporates by reference the documents set forth below that Anteon has previously filed with the SEC. They contain important information about Anteon and its financial condition.

         SEC FILINGS

     o Annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 10, 2005;

     o Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 16, 2005;

     o Quarterly report on Form 10-Q for the fiscal quarter ended on June 30, 2005, filed on August 3, 2005;

     o Quarterly report on Form 10-Q for the fiscal quarter ended on September 30, 2005, filed on November 3, 2005; and

     o Current reports on Form 8-K filed on February 23, 2005, March 2, 2005, April 28, 2005 (other than the information furnished pursuant to Item 2.02), July 27, 2005 (other than the information furnished pursuant to
         Item 2.02), August 17, 2005, October 20, 2005, October 26, 2005,
         December 14, 2005 and December 15, 2005.

         In addition, we are also incorporating by reference additional documents that we may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date of the special meeting of stockholders (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

         You have been sent some of the documents incorporated by reference, but you can obtain any of them through Anteon or the SEC. A copy of any and all of the information that has been incorporated by reference is available from Anteon, excluding any exhibits which are not specifically incorporated by reference as exhibits to this proxy statement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person. Any requested documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

         ANTEON INTERNATIONAL CORPORATION
         3211 Jermantown Road
         Fairfax, Virginia  22030-2801
         (703) 246-0200
         Attention: Curtis L. Schehr, Secretary

         If you would like to request documents from us, please do so immediately to receive them before the special meeting.

         You should rely only on the information in this document or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

January o, 2006

                                 [Company Logo]

                              3211 JERMANTOWN ROAD
                                    SUITE 700
                             FAIRFAX, VIRGINIA 22030

                                 WWW.ANTEON.COM



SUBMIT A PROXY BY INTERNET - [www.proxyvote.com]
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE - [1-800-690-6903]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT A PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anteon International Corporation, [c/o Proxy Solicitor Address].

IF YOU HAVE SUBMITTED A PROXY OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

                                   PROXY CARD

                        ANTEON INTERNATIONAL CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
               TO BE HELD ON o o, 2006 AT [10:00 A.M.] LOCAL TIME
                            AT [                  ]

The undersigned, revoking all previous proxies, hereby appoints and authorizes Joseph M. Kampf, Charles S. Ream and Curtis L. Schehr, and each of them as proxies with full power of substitution and resubstitution to represent the undersigned at the special meeting of stockholders of Anteon International Corporation, a Delaware corporation ("ANTEON") to be held o o, 2006 and at any adjournments or postponements of the special meeting to vote all of the shares of the common stock of Anteon which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, as follows.

The board of directors of Anteon recommends that you vote FOR the following proposals:

1. The adoption of the Agreement and Plan of Merger, dated as of December 13, 2005, by and among General Dynamics Corporation, a Delaware corporation ("GENERAL DYNAMICS"), Avenger Acquisition Corporation, a Delaware corporation ("MERGER SUB") and an indirect wholly-owned subsidiary of General Dynamics and Anteon, including the approval of the merger (the "MERGER") of Anteon with and into Merger Sub, with Anteon as the surviving company.

[  ]     FOR               [  ]     AGAINST          [  ]     ABSTAIN


2. Granting discretionary authority to the proxies named herein to vote for the adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.

[  ]     FOR               [  ]     AGAINST          [  ]     ABSTAIN


3. In their discretion to act upon such other business as may properly come before the meeting and any adjournments or postponements of such meeting.

The proxy holders will vote the shares represented by this proxy in the manner indicated herein. Unless a contrary direction is indicated, the proxy holders will vote FOR approval of the adoption of the merger agreement, FOR approval of the granting of discretionary authority to the proxies named herein to vote for the adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 and at the discretion of the proxy holders as to any other matter that may properly come before the special meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges notification of the special meeting and receipt of the proxy statement dated o o, 2006, relating to the special meeting.



                           Dated: ________________________________________, 2006


                           Signature ___________________________________________


                           Signature, if held jointly __________________________


                           Title, if signing as attorney, executor, administrator, trustee or guardian __________________

                           _____________________________________________________

                           _____________________________________________________
                           Name (Print)

                           Number of shares of Anteon common stock owned

                           _____________________________________________________


                   In case of joint owners, each joint owner must sign, if signing for a corporation or partnership as an agent, attorney or fiduciary, indicate the capacity in which you are signing.


              PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON
                THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.